Exhibit 10.8

Snap Inc.
Stock Option Grant Notice - Global
(2017 Equity Incentive Plan)

Snap Inc. (the “Company”), pursuant to its 2017 Equity Incentive Plan (the “Plan”), hereby grants to Optionholder an option to purchase the number of shares of the Company’s Common Stock set forth below (the “Award”). This Award is subject to all of the terms and conditions as set forth in this notice, in the Option Agreement including any special terms and conditions for the Optionholder’s country of residence and/or work set forth in the attached appendix (the “Appendix”), the Plan and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Option Agreement (including the Appendix) will have the same definitions as in the Plan or the Option Agreement. If there is any conflict between the terms in the Award and the Plan, the terms of the Plan will control, except as expressly overridden or amended in this Option Agreement.

Employee Number:
Optionholder:
Award Type:
Grant Number:
Date of Grant:
Vesting Commencement Date:
Number of Shares Subject to Option:
Exercise Price (Per Share) (US$):
Expiration Date:

Exercise Schedule:Same as Vesting Schedule

Vesting Schedule:

The option will vest in installments, with the shares subject to the option vesting as follows, subject to Optionholder providing Continuous Service from the Vesting Commencement Date through the dates indicated:

[_________________________________]

Payment: By one or a combination of the following items (described in the Option Agreement):

☐ By cash, check, bank draft or money order payable to the Company

☐Pursuant to a Regulation T Program if the shares are publicly traded

☐By delivery of already-owned shares if the shares are publicly traded

☐Subject to the Company’s consent at the time of exercise, by a “net exercise” arrangement (only to the extent this option is a Nonstatutory Stock Option)

Additional Terms/Acknowledgements: Optionholder acknowledges receipt of, and understands and agrees to, this Stock Option Grant Notice, the Option Agreement (including the Appendix) and the Plan. Optionholder acknowledges and agrees that this Stock Option Grant Notice and the Option Agreement may not be modified, amended or revised except as provided in the Plan. Optionholder further acknowledges that as of the Date of Grant, this Stock Option Grant Notice, the Option Agreement, and the Plan set forth

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the entire understanding between Optionholder and the Company regarding this Award and supersede all prior oral and written agreements, promises and representations on that subject with the exception, if applicable, of (i) equity awards previously granted and delivered to Optionholder, (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law, and (iii) any written employment or severance arrangement that would provide for vesting acceleration of this Award upon the terms and conditions set forth therein.

By accepting this Award, Optionholder consents to receive such documents by electronic delivery and to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company.

Snap Inc. By: Title:	Optionholder: Digitally Accepted on:

Attachments:  Option Agreement (including the Appendix), 2017 Equity Incentive Plan, and Notice of Exercise

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Snap Inc.
2017 Equity Incentive Plan

Option Agreement - Global
(Incentive Stock Option or Nonstatutory Stock Option)

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Option Agreement, including any special terms and conditions for your country of residence and/or work set forth in the attached appendix (the “Appendix”) Snap Inc. (the “Company”) has granted you an option under its 2017 Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. The option is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). If there is any conflict between the terms in this Option Agreement and the Plan, the terms of the Plan will control, except as expressly overridden or amended in this Option Agreement. Capitalized terms not explicitly defined in this Option Agreement or in the Grant Notice but defined in the Plan will have the same definitions as in the Plan. The details of your option, in addition to those set forth in the Grant Notice and the Plan, are as follows:

1.Vesting. Subject to the provisions contained herein, your option will vest as provided in your Grant Notice. Vesting will cease upon the termination of your Continuous Service.

2.Number of Shares and Exercise Price. The number of shares of Common Stock subject to your option and your exercise price per share in your Grant Notice will be adjusted for Capitalization Adjustments.

3.Exercise Restriction for Non-Exempt Employees. If you are a US based Employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (that is, a “Non-Exempt Employee”), and except as otherwise provided in the Plan, you may not exercise your option until you have completed at least six (6) months of Continuous Service measured from the Date of Grant, even if you have already been an employee for more than six (6) months. Consistent with the provisions of the Worker Economic Opportunity Act, you may exercise your option as to any vested portion prior to such six (6) month anniversary in the case of (i) your death or disability, (ii) a Corporate Transaction in which your option is not assumed, continued or substituted, (iii) a Change in Control or (iv) your termination of Continuous Service on your “retirement” (as defined in the Company’s benefit plans).

4.Method of Payment. You must pay the full amount of the exercise price for the shares you wish to exercise. You may pay the exercise price in cash or by check, bank draft or money order payable to the Company or in any other manner permitted by your Grant Notice, which may include one or more of the following:

(a)Provided that at the time of exercise the Common Stock is publicly traded, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds. This manner of payment is also known as a “broker-assisted exercise”, “same day sale”, or “sell to cover”.

(b)Provided that at the time of exercise the Common Stock is publicly traded, by delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock that are owned free and clear of any liens, claims, encumbrances or security interests, and that are

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valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, will include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. You may not exercise your option by delivery to the Company of Common Stock if doing so would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

(c)If this option is a Nonstatutory Stock Option, subject to the consent of the Company at the time of exercise, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise of your option by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price. You must pay any remaining balance of the aggregate exercise price not satisfied by the “net exercise” in cash or other permitted form of payment. Shares of Common Stock will no longer be outstanding under your option and will not be exercisable thereafter if those shares (i) are used to pay the exercise price pursuant to the “net exercise,” (ii) are delivered to you as a result of such exercise, and (iii) are withheld to satisfy your tax and social security withholding obligations.

5.Whole Shares. You may exercise your option only for whole shares of Common Stock.

6.Securities Law Compliance. In no event may you exercise your option unless the shares of Common Stock issuable upon exercise are then registered under the Securities Act or, if not registered, the Company has determined that your exercise and the issuance of the shares would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with all other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations (including any restrictions on exercise required for compliance with Treas. Reg. 1.401(k)-1(d)(3), if applicable).

7.Term. You may not exercise your option before the Date of Grant or after the expiration of the option’s term. The term of your option expires, subject to the provisions of Sections 5(h) and 9(c) of the Plan, upon the earliest of the following:

(a)immediately upon the termination of your Continuous Service for Cause;

(b)three (3) months after the termination of your Continuous Service for any reason other than Cause, your Disability or your death (except as otherwise provided in Section 7(d) below); provided, however, that if during any part of such three (3) month period your option is not exercisable solely because of the condition set forth in the section above relating to “Securities Law Compliance,” your option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service; provided further, that if (i) you are a Non-Exempt Employee, (ii) your Continuous Service terminates within six (6) months after the Date of Grant, and (iii) you have vested in a portion of your option at the time of your termination of Continuous Service, your option will not expire until the earlier of (x) the later of (A) the date that is seven (7) months after the Date of Grant, and (B) the date that is three (3) months after the termination of your Continuous Service, and (y) the Expiration Date;

(c)twelve (12) months after the termination of your Continuous Service due to your Disability (except as otherwise provided in Section 7(d)) below;

(d)eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates for any reason other than Cause;

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(e)the Expiration Date indicated in your Grant Notice; or

(f)the day before the tenth (10th) anniversary of the Date of Grant.

If your option is an Incentive Stock Option, note that to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the Date of Grant and ending on the day three (3) months before the date of your option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or Disability. The Company has provided for extended exercisability of your option under certain circumstances for your benefit but cannot guarantee that your option will necessarily be treated as an Incentive Stock Option if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you otherwise exercise your option more than three (3) months after the date your employment with the Company or an Affiliate terminates.

8.Exercise.

(a)You may exercise the vested portion of your option (and the unvested portion of your option if your Grant Notice so permits) during its term by (i) delivering a Notice of Exercise (in a form designated by the Company) or completing such other documents and procedures designated by the Company for exercise and (ii) paying the exercise price and any applicable withholding taxes to the Company’s Secretary, stock plan administrator, or such other person as the Company may designate, together with such additional documents as the Company may then require.

(b)By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax and social security withholding obligation of the Company or Affiliate arising by reason of (i) the exercise of your option, (ii) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (iii) the disposition of shares of Common Stock acquired upon such exercise.

(c)If your option is an Incentive Stock Option, by exercising your option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your option that occurs within two (2) years after the Date of Grant or within one (1) year after such shares of Common Stock are transferred upon exercise of your option.

(d)By exercising your option you agree that you will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any shares of Common Stock or other securities of the Company held by you, for a period of one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act or such longer period as the underwriters or the Company will request to facilitate compliance with FINRA Rule 2241 or any successor or similar rules or regulation (the “Lock-Up Period”); provided, however, that nothing contained in this Section will prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock-Up Period. You further agree to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your shares of Common Stock until the end of such period. You also agree that any transferee of any shares of Common Stock (or other securities) of the Company held by you will be

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bound by this Section 8(c). The underwriters of the Company’s stock are intended third party beneficiaries of this Section 8(c) and will have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

9.Transferability. Notwithstanding anything to the contrary in the Plan, your option is not transferable, except to your personal representative on your death, and is exercisable during your life only by you or your personal representative after your death.

10.Option not a Service Contract.  By accepting your option, you acknowledge, understand and agree that:

(a)your option is not an employment or service contract, and, if you are an Employee of the Company or an Affiliate, nothing in your option will be deemed to create in any way whatsoever any obligation on your part to continue as an Employee of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment.  In addition, nothing in your option will obligate the Company or an Affiliate, or their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate;

(b)the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted under the Plan;

(c)the grant of your option is voluntary and occasional and does not create any contractual or other right to receive future grants of options (whether on the same or different terms), or benefits in lieu of options, even if options have been granted in the past;

(d)your options and any shares of Common Stock acquired under the Plan on exercise of your options, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, vacation, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(e)the future value of the shares of Common Stock underlying the option is unknown, indeterminable, and cannot be predicted with certainty;

(f)notwithstanding anything to the contrary in the Plan, for the purposes of the option, your Continuous Service will be considered terminated as of the date you are no longer actively providing services to the Company or one of its Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or are otherwise providing services, or the terms of your employment or service agreement, if any), SAVE THAT, unless otherwise expressly provided in this Option Agreement or determined by the Company, the vesting of your option will not take account of any notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or are otherwise providing services, or the terms of your employment or service agreement, if any; and the Board shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the option (including whether you may still be considered to be providing services while on a leave of absence); and

(g)no claim or entitlement to compensation or damages shall arise from forfeiture of this option resulting from the termination of your Continuous Service (for any reason whatsoever,  whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed

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or are otherwise providing services, or the terms of your employment or service agreement, if any), and in consideration of the grant of this option to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company or any Affiliate, waive your ability, if any, to bring any such claim, and release the Company and any Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim.

11.Withholding Obligations.

(a)At the time you exercise your option, in whole or in part, and at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “same day sale” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax and social security withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your option.

(b)If this option is a Nonstatutory Stock Option, then upon your request and subject to approval by the Company, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax and social security required to be withheld by law (or such lower amount as may be necessary to avoid classification of your option as a liability for financial accounting purposes). Notwithstanding the filing of such election, shares of Common Stock will be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure will be your sole responsibility.

(c)You may not exercise your option unless the tax and social security withholding obligations of the Company and any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company will have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein, if applicable, unless such obligations are satisfied.

12.Tax Consequences. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax and social security liabilities. You will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax or social security liabilities arising from your option or your other compensation. In particular, if you are subject to taxation in the United States, you acknowledge that this option is exempt from Section 409A of the Code only if the exercise price per share specified in the Grant Notice is at least equal to the “fair market value” per share of the Common Stock on the Date of Grant and there is no other impermissible deferral of compensation associated with the option.

13.Notices. Any notices provided for in your option or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the national mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this option by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this option, you consent

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to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

14.Governing Plan Document. Save as expressly provided in this Option Agreement, your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. If there is any conflict between the provisions of your option and those of the Plan, the provisions of the Plan will control, except as expressly overridden or amended in this Option Agreement. In addition, your option (and any compensation paid or shares issued under your option) is subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to voluntarily terminate employment upon a resignation for “good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

15.Other Documents. You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time.

16.Effect on Other Employee Benefit Plans. The value of this option will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

17.Voting Rights. You will not have voting or any other rights as a shareholder of the Company with respect to the shares to be issued pursuant to this option until such shares are issued to you. Upon such issuance, you will obtain full voting and other rights as a shareholder of the Company. Nothing contained in this option, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

18.Severability. If all or any part of this Option Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Option Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Option Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

19.Miscellaneous.

(a)The rights and obligations of the Company under your option will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b)You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your option.

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(c)You acknowledge and agree that you have reviewed your option in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your option, and fully understand all provisions of your option.

(d)This Option Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)All obligations of the Company under the Plan and this Option Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and assets of the Company.

(f)Neither the Company nor any Affiliate will be liable for any exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of your option or of any amounts due to you on the subsequent sale of any shares of Common Stock distributed to you on the exercise of your option.

20.No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Common Stock. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action.

21.Data Transfer.

(a)If you are located in a country other than the European Union, Switzerland and the United Kingdom, you explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, your employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that the Company, its Affiliates and your employer hold certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social security number (or other identification number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, managing and administering the Plan (“Data”).  You understand that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, in particular in the United States, and that the recipient country may have different data privacy laws providing less protections of your personal data than your country. You may request a list with the names and addresses of any potential recipients of the Data by contacting the stock plan administrator at the Company (the “Stock Plan Administrator”). You authorize the recipients to receive, possess, process, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom you may elect to deposit any shares of Common Stock acquired upon the exercise of the option. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Stock Plan Administrator in writing. You understand that refusing or withdrawing consent may affect your ability to participate in the Plan. For more information on the consequences of refusing to consent or withdrawing consent, you may contact the Stock Plan Administrator.

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(b)For the purposes of operating the Plan in the European Union, Switzerland and the United Kingdom, the Company will collect and process information relating to you in accordance with the privacy notice from time to time in force.

22.Appendix. Notwithstanding any provisions in this Option Agreement, your option shall be subject to the special terms and conditions for your country of residence and/or work set forth in the Appendix attached to this Option Agreement, which, where applicable, shall prevail in the event of conflict between such terms and conditions and the terms of this Option Agreement, Grant Notice, and/or the Plan. Moreover, if you relocate to one of the countries included therein, the terms and conditions for such country will apply to you to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Option Agreement.

23.Language. You acknowledge that you are sufficiently proficient in the English language, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of this Option Agreement. If you have received this Option Agreement, or any other document related to your option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

24.Foreign Asset/Account, Exchange Control and Tax Reporting. You may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of shares of Common Stock or cash (including dividends and the proceeds arising from the sale of shares of Common Stock) derived from your participation in the Plan in, to and/or from a brokerage/bank account or legal entity located outside your country of residence. The applicable laws in your country of residence may require that you report such accounts, assets and balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. You may also be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country of residence through a designated bank or broker within a certain time after receipt. You acknowledge that it is your responsibility to be compliant with such regulations and you are encouraged to consult with your personal legal advisor for any details.

25.Applicable Law. In the event applicable laws prevent or hinder the consummation of the actions and transactions contemplated in this Option Agreement or the Plan, the Company may in its sole discretion agree to vary the terms of the Plan and/or this Option Agreement so that you receive substantially the same economic result as contemplated herein, such as through a cashless sell to cover exercise (provided that at the time of exercise the shares of Common Stock are publicly traded or otherwise liquid), a cash bonus or phantom stock.

26.Choice of Law. The interpretation, performance and enforcement of this Option Agreement will be governed by the law of the State of Delaware without regard to that state’s conflicts of laws rules.

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This Option Agreement will be deemed to be signed by you upon the signing by you or digitally accepting the Grant Notice to which it is attached.

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Appendix to option Agreement

This Appendix includes special terms and conditions that govern the option granted to you under the Plan if you reside or work in one of the countries listed below.

The information contained below is general in nature and may not apply to your particular situation. You are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Australia

Breach of Law.  Notwithstanding anything else in the Plan or this Option Agreement, you will not be entitled to, and shall not claim any benefit (including without limitation a legal right) under the Plan if the provision of such benefit would give rise to a breach of Part 2D.2 of the Australian Corporations Act 2001 (Cth) (“Corporations Act”), any other provision of the Corporations Act, or any other applicable statute, rule or regulation which limits or restricts the giving of such benefits.  Further, the Company is under no obligation to seek or obtain the approval of its shareholders in general meeting for the purpose of overcoming any such limitation or restriction.

Securities Law Information.  The grant of the Award, and any subsequent issue of shares of the Company’s Common Stock, is made without disclosure under the Corporations Act, either (i) in reliance on an exception from the disclosure requirements under Chapter 6D of the Corporations Act; or (ii) in reliance upon Australian Securities and Investments Commission Instrument [CO 14/1000] (“ASIC Instrument”), in either case depending on the number of participants in the Plan from time to time who receive offers in Australia.

Advice. Any advice given to you by the Company, or a related body corporate of the Company, or a representative of the Company or any such related body corporate, in relation to the Award, should not be considered as investment advice and does not take into account your objectives, financial situation, or needs.

Australian law normally requires persons who offer financial products to give information to investors before they invest. This requires those offering financial products to have disclosed information that is material for investors to make an informed decision.  The usual rules do not apply to this offer because it is made under an employee incentive scheme and in reliance on the ASIC Instrument. As a result, you may not be given all of the information normally expected when receiving an offer of financial products in Australia. You will also have fewer other legal protections for this investment.

You should consider obtaining your own financial product advice from a person who is licenced by the Australian Securities and Investments Commission (“ASIC”) to give such advice before accepting the Award.

2017 Equity Incentive Plan. A copy of the 2017 Equity Incentive Plan (“Plan”) that governs the Award is attached to this Stock Option Grant Notice in Attachment II.

Risks. There are risks associated with the Company and a number of general risks associated with an investment in the options and the underlying shares of the Company’s Common Stock. These risks may individually or in combination materially and adversely affect the future operating and financial performance of the Company and, accordingly, the value of shares of the Company’s Common Stock. There can be no guarantee that the Company will achieve its stated objectives. Before agreeing to participate in the Plan, you should be satisfied that you have a sufficient understanding of the risks involved in making an investment in the Company and whether it is a suitable investment, having regard to your objectives, financial situation, and needs.

The options will only vest on the satisfaction of the conditions (if any) set out in the enclosed Grant Notice and the issue to you of the shares of the Company’s Common Stock is subject to the terms of this Grant Notice, Option Agreement and the Plan. There is a chance that any conditions attaching to the options may never be fulfilled and that the options will not vest.

Further risks and rights with respect to holding options are set out in this Grant Notice, Option Agreement and the Plan.

Stock price and currency information.  There is no acquisition price for the options. The exercise price for each option is quoted in US$ and can be converted to A$ by applying the prevailing US$ / A$ exchange rate to the exercise price. Shares of the Company’s Common Stock are quoted on the NYSE and are valued in US dollars – see www.nyse.com. The equivalent stock price in Australian dollars can be calculated by taking the NYSE market price in US dollars and applying the prevailing US$ / A$ exchange rate to the market price.

Exchange Control Information.  Exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers.  You understand that the Australian bank assisting with the transaction may file the report on your behalf.  If there is no Australian bank involved in the transfer, you will be required to file the report.  You should consult with your personal advisor to ensure proper compliance with applicable reporting requirements in Australia.

Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to the conditions in that Act).

Privacy.  Section 21 (Data Transfer) is deleted and replaced with the following:

21. PRIVACY. You explicitly and unambiguously consent to the collection, holding, use and disclosure, in electronic or other form, of your personal information (as that term is defined in the Privacy Act 1988 (Cth)) as described in this document by and among, as applicable, your employer, the Company and its Affiliates for the purpose of implementing, administering and managing your participation in the Plan.  You understand that the Company, its Affiliates and your employer hold certain personal information about you, including, but not limited to, name, home address and telephone number, email address and other contact details, date of birth, tax file number (or other identification number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, managing and administering the Plan (“Data”). The collection of this information may be required for compliance with various legislation, including the Corporations Act 2001 (Cth) and applicable taxation legislation.  You understand that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, in particular in the United States, and that the recipient country may have different data privacy laws providing less protection of your personal data than your country.  You may request a list with the names and addresses of any potential recipients of the Data by contacting the stock plan administrator at the Company (the “Stock Plan Administrator”). You authorize the recipients to collect, hold, use and disclose the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom you may elect to deposit any shares of the Common Stock acquired upon the vesting of the Award. You understand that Data will be held only as long

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as is necessary to implement, administer and manage your participation in the Plan or for the period required by law, whichever is the longer.  You may, at any time, refuse or withdraw the consents herein, in any case without cost, by contacting the Stock Plan Administrator in writing. You understand that refusing or withdrawing consent may affect your ability to participate in the Plan. You acknowledge that further information on how your employer, the Company and its Affiliates collect, hold, use and disclose Data and other personal information (and how you can access, correct or complain about the handling of that Data or other personal information by your employer, the Company and its Affiliates) can be found at this link in the privacy policies of your employer, the Company and its Affiliates (as applicable).

Austria

Exchange Control Information.  If you hold shares of Common Stock obtained under the Plan outside of Austria, you may be required to submit reports to the Austrian National Bank on a quarterly basis if the value of the shares of Common Stock as of any given quarter meets or exceeds €5,000,000. The quarterly reporting date is as of the last day of the respective quarter; the deadline for filing the quarterly report is the 15th day of the month following the end of the respective quarter.

When you sell shares of Common Stock acquired under the Plan (or receive a cash dividend) you may be required to comply with certain exchange control obligations if the cash proceeds from the sale are held outside of Austria.  If the transaction volume of all cash accounts abroad exceeds €10,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the fifteenth day of the following month.

Securities Law Information.  The Awards and the shares of Common Stock are not intended to be publicly offered in Austria. Neither this document nor any other materials relating to the Awards and the shares of Common Stock: (i) constitutes a prospectus according to the EU Prospectus Regulation (Regulation (EU) 2017/1129) or the Austrian Capital Market Act (Kapitalmarktgesetz); (ii) may be publicly distributed or otherwise made publicly available in Austria to any person other than a grantee; or (iii) has been or will be filed with, approved or supervised by any supervisory authority, including the Austrian Financial Market Authority (Finanzmarktaufsichtsbehörde – FMA).

Non-Binding Reservation.  All claims set forth in the Plan, the Grant Notice and the Option Agreement (including the Appendix) shall be considered as non-binding and shall not give rise to any legal rights to any payments. Should entitlements be acquired nonetheless, these shall be revocable.

Data Transfer. Section 21 (Data Transfer) is deleted and replaced with the following:

21. Data Transfer.   Before Snap Inc receives any of your personal data, you will be asked by your local employer, if you want to participate and – in order to do so – freely decide to consent to the transfer (Art 6 (1)a GDPR), in electronic or other form, of your personal data as described in this document by and among, as applicable, your employer, the Company and its Affiliates (a list of Affiliates may be found here)  for the exclusive purpose of implementing, administering and managing your participation in the Plan.  You understand that the Company, its Affiliates and your employer hold certain personal information about you, i.e. name, home address and telephone number, date of birth, identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, managing and administering the Plan (“Data”).  You understand that the Data may be transferred to any third parties, acting as data processors, assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or a third country outside the EEA, in particular in the United States, and that the recipient

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country may have different data privacy laws providing less protections of your personal data than your country and that local authorities may access your Data. However, we implement appropriate safeguards to ensure that your rights are protected in accordance with the GDPR. This includes the conclusion of the EU Commission's standard contractual clauses for the transfer of personal data (Art 46(2) c GDPR). Further details on the implemented safeguards as well as copies of the respective agreements are available on request.  You may request a list with the names and addresses of any potential recipients of the Data by contacting the stock plan administrator at the Company (the “Stock Plan Administrator”).

You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan and beyond that for a period of 7 years after termination of the contractual relationship or as long as required by law (e.g. due to tax or company law storage obligations) or other legitimate interests in storage exist (e.g. as evidence for the assertion of legal claims).

In accordance with the statutory provisions, you may, at any time, view the Data, request additional information about the storage and processing of the Data (right to information), require any necessary amendments to the Data (right to rectification) or refuse or withdraw the consents herein with effect for the future, as well as exercise your rights to erasure, data portability, restriction of the processing and objection, in any case without cost, by contacting the Stock Plan Administrator in writing. Further, you have a right to lodge a complaint with a competent data protection authority. No automated decisions within the meaning of Art 22 GDPR are used.  You understand that refusing or withdrawing consent may affect your ability to participate in the Plan.  For more information on the consequences of refusing to consent or withdrawing consent, you may contact the Stock Plan Administrator.

Belgium

Vesting. The following provision is added to Section 1 of the Option Agreement:

“Upon such termination of your Continuous Service, the options that were not vested on the date of such termination will be forfeited at no cost to the Company and you will have no further right, title or interest in or to such underlying shares of Common Stock subject to your option. Non-vested options cannot be exercised.”

Foreign Asset / Account Reporting.  Belgian residents are required to report any security (e.g., shares of Common Stock acquired under the Plan) or bank account established outside of Belgium on their annual tax return.  In a separate report, Belgian residents are also required to provide the National Bank of Belgium with certain details regarding such foreign accounts (including the account number, bank name and country in which any such account was opened). The forms to complete this report are available on the website of the National Bank of Belgium.  Belgian residents should consult with their personal tax advisors to determine their personal reporting obligations.

Securities Account Tax. A securities account tax applies if the average annual value of securities (including shares of Common Stock acquired under the Plan) held by you in a securities account exceeds certain thresholds, subject to certain conditions.

Furthermore, you may need to comply with obligations in connection with the Belgian stock exchange tax.

The Board may grant options that are intended to qualify as stock options qualifying under the Act of 26 March 1999 on stock options (“Stock Options” and “Stock Options Act” respectively), in accordance with the rules of the Plan as varied by the provisions of this appendix.

4.

Notwithstanding that the Stock Options are being granted on the basis that they will qualify as Stock Options under the Stock Options Act, the Company does not warrant that the Stock Options do so qualify for the purposes of the Stock Options Act. Neither the Company, nor any Affiliate, shall have any obligation or liability whatsoever to the Optionholder in the event that the Stock Options do not, or cease to, qualify under the Stock Options Act. By accepting the Stock Options, the Optionholder acknowledges that the Company is under no obligation to conduct the business of the Company or the group in such a way as to ensure that the options qualify, or continue to qualify, under the Stock Option Act.

If there are any inconsistencies between the rules of the Plan, the Grant Notice, the Option Agreement and its Appendices on the one hand and the provisions of this appendix on the other hand, the provisions of this appendix will prevail.

Definitions.

Unless otherwise stated and unless the context otherwise requires, words and phrases defined in the Plan will have the same meaning when used in this attachment.

For Stock Options granted to Optionholders working and/or residing in Belgium, the following words and phrases have the meanings given below (unless the context otherwise requires):

“Market Value” on a given date:

(a)

if the underlying shares are listed on a securities exchange, the Market Value of the shares is determined as the average market value during 30 days prior to the Date of Grant or, according to the choice of the Committee, the closing sales price of the Shares on the day preceding the Date of Grant; or

(b)	if the shares are not listed on a securities exchange, the Market Value of the shares will be the value of the shares at the moment of the Date of Grant, as determined by the Committee.

“Option” means a right (for the time being subsisting) to acquire shares in accordance with the Plan.

Stock Option Agreement. Within 60 days of the Date of Grant of a Stock Option, the Optionholder must enter into a written agreement with the Company to confirm their acceptance of the terms and conditions of the Stock Option as set out in the Plan, Grant Notice and Option Agreement relating to the Stock Option (as varied by this appendix).

Manner of exercise of Stock Options. Subject to the provisions of the Plan, Grant Notice and Option Agreement, the Optionholder may not exercise the Stock Options before the end of the third calendar year following the Date of Grant.

Option Price. The exercise price is determined at the Date of Grant. The Optionholder is not covered against any devaluation of the underlying stock at the time of exercise.

Lapse of Stock Options. In no event may any Stock Option be exercisable prior to the end of the 3rd calendar year following the Date of Grant and for more than ten years from the Date of Grant.

Transferability. In no event may any Stock Option be transferred, except in case of death of the Optionholder.

5.

Brazil

Nature of Grant.  The following provision supplements Section 9 of the Option Agreement:

You acknowledge that you have read and specifically and expressly approve of Sections 9(a) to 9(h) of the Option Agreement.  You understand that the option is granted to you by the Company and does not constitute part of your normal compensation or salary.  You further understand that the option was granted by the Company as a one-time benefit.

Compliance with Law. By accepting the option, you acknowledge that you agree to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with your participation in the Plan.

Exchange Control Information. If you hold assets and rights outside Brazil with an aggregate value exceeding USD 100,000, you will be required to prepare and submit to the Central Bank of Brazil an annual declaration of such assets and rights, including: (i) bank deposits; (ii) loans; (iii) financing transactions; (iv) leases; (v) direct investments; (vi) portfolio investments, including shares of Common Stock acquired under the Plan; (vii) financial derivatives investments; and (viii) other investments, including real estate and other assets.  Please note that foreign individuals holding Brazilian visas are considered Brazilian residents for purposes of this reporting requirement and must declare at least the assets held abroad that were acquired subsequent to the date of admittance as a resident of Brazil.  Individuals holding assets and rights outside Brazil valued at less than USD 100,000 are not required to submit a declaration.  Individuals holding assets and rights outside Brazil valued at more than USD 100,000,000 are required to submit a quarterly declaration.

Canada

Continuous Service.  This provision supplements the definition of “Continuous Service” set out in the Plan.  The Participant’s Continuous Service will be determined without regard to any period of statutory, contractual, common law, civil law or other reasonable notice of termination of employment or any period of salary continuance or deemed employment and regardless of whether the Participant’s termination of employment was lawful; provided, however, that where any greater period is expressly required by applicable employment or labour standards legislation, the Participant’s Continuous Service will be deemed to end immediately following the minimum prescribed period under that legislation.

Cause.  Section 13(g) of the Plan of the Option Agreement is deleted in its entirety and replaced with the following:

(g) “Cause” will have the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s commission of any felony, indictable offence or other crime involving fraud, dishonesty or moral turpitude under the laws of the United States, or any state thereof, Canada, or any applicable foreign jurisdiction; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company or any Affiliate; (iii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or any Affiliate or of any statutory duty owed to the Company or any Affiliate; (iv) such Participant’s unauthorized use or disclosure of the Company’s or any Affiliate’s confidential information or trade secrets; or (v) such Participant’s gross misconduct; provided, however, that for Employees in Ontario, “Cause” means wilful misconduct, disobedience or wilful neglect of duty that is not trivial and has not been condoned. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Company, in its

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sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

Term.  Section 6(d) of the Option Agreement is deleted in its entirety and replaced with the following:

“(d)twelve (12) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates for any reason other than Cause;”

Withholding Obligations. Section 8(h)(ii) of the Plan shall not apply. Section 10(b) of the Option Agreement is deleted in its entirety and replaced with the following:

“(b)If this option is a Nonstatutory Stock Option, then upon your request and subject to approval by the Company, and compliance with any applicable legal conditions or restrictions, the Company may permit you to surrender a portion of your option to the Company for a cash payment which shall be used to satisfy the applicable withholding taxes, whereby the portion of the option that may be surrendered shall be with respect to a number of fully vested whole shares of Common Stock otherwise issuable to you upon the exercise of your option having a Fair Market Value, determined by the Company as of the date of exercise, equal to the applicable withholding taxes. Any adverse consequences to you arising in connection with such option surrender procedure will be your sole responsibility.

Transaction. Section 9(c)(v) and Section 9(c)(vi) of the Plan are deleted in their entirety.

Securities Law Information.

The definition of the following terms in Section 13 of the Plan are modified for issuances of securities to eligible persons in Canada as follows:

•

“Affiliate” in the Plan is modified such that control for purposes of determining any “parent” or “subsidiary” is measured by the holding of over fifty percent (50%) of the voting securities of an issuer.

•

“Consultant” in the Plan is supplemented by the following: “For purposes of issuances of securities under the Plan to Consultants in Canada, a Consultant means a person, other than an employee, executive officer or director of the Company or an Affiliate that (a) is engaged to provide services to the Company or an Affiliate, other than services provided in relation to a distribution; (b) provides the services under a written contract with the Company or an Affiliate; and (c) spends or will spend a significant amount of time and attention on the affairs and business of the Company or an Affiliate and includes (d) for an individual consultant, a corporation of which the individual consultant is an employee or shareholder, and a partnership of which the individual consultant is an employee or partner, and (e) for a consultant that is not an individual, an employee, executive officer, or director of the consultant, provided that the individual employee, executive officer, or director spends or will spend a significant amount of time and attention on the affairs and business of the Company or an Affiliate.”

You understand that you are permitted to sell Common Stock acquired pursuant to the Plan, provided that the Company is a “foreign issuer” that is not a public company in any jurisdiction of Canada and the sale of the Common Stock acquired pursuant to the Plan takes place: (i) through an exchange, or a market, outside of Canada on the distribution date; or (ii) to a person or company outside of Canada. For purposes hereof, in addition to not being a reporting issuer in any jurisdiction of Canada, a “foreign issuer” is an

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issuer that: (i) is not incorporated or existing pursuant to the laws of Canada or any jurisdiction of Canada; (ii) does not have its head office in Canada; and (iii) does not have a majority of its executive officers or directors ordinarily resident in Canada. If any designated broker is appointed under the Plan, you shall sell such securities through the designated broker.

Foreign Asset/Account Reporting Information. If you are a Canadian resident, you may be required to report your foreign property on form T1135 (Foreign Income Verification Statement) if the total cost of the foreign property exceeds C$100,000 at any time in the year. Foreign property includes shares of Common Stock acquired under the Plan, and may include the options. The options must be reported--generally at a nil cost--if the C$100,000 cost threshold is exceeded because of other foreign property you hold.  If shares of Common Stock are acquired, their cost generally is the adjusted cost base (“ACB”) of the shares of Common Stock. The ACB ordinarily would equal the fair market value of the shares at the time of acquisition, but if you own other shares of Common Stock, this ACB may have to be averaged with the ACB of the other shares. The form T1135 generally must be filed by April 30 of the following year. You should consult with a personal advisor to ensure compliance with the applicable reporting requirements.

Language Consent.  The parties acknowledge that it is their express wish that the Option Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention («Agreement»), ainsi que cette Annexe, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

China

The following provisions govern your participation in the Plan if you are a national of the People’s Republic of China (“PRC” or “China”).  Notwithstanding the foregoing, the Company reserves the right to apply any or all of the following provisions to individuals who are not PRC nationals but resident in the PRC to the extent it determines such is necessary or advisable:

Exercise

Notwithstanding anything to the contrary in the Option Agreement or the Grant Notice, an option will not be exercisable until any necessary approval or registration (if required) from the PRC State Administration of Foreign Exchange (“SAFE”) or its local counterpart under applicable exchange control rules (including, without limitations, SAFE Circular 7) has been received with respect to such option on or before the applicable Expiration Date.  As used herein, “SAFE Circular 7” means the Circular of the State Administration of Foreign Exchange on Issues concerning the Administration of Foreign Exchange Used for Domestic Individuals’ Participation in Equity Incentive Plans of Overseas Listed Companies promulgated by the SAFE and effective as of February 15, 2012.

Settlement of Option and Sale of Common Stock

The Company may require that any shares of Common Stock acquired pursuant to the options be sold, either immediately after issuance (i.e., through a cashless sell-all exercise, with details set forth below) or within a specified period following the termination of your Continuous Service.  You agree that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such shares (on your behalf pursuant to this authorization), and you expressly authorize the designated broker to complete the sale of such shares.  You also agree to sign any agreements, forms and/or consents that may be reasonably requested by the Company (or the designated broker) to effectuate the sale of the shares

8.

(including, without limitation, as to the transfers of the proceeds and other exchange control matters provided below) and shall otherwise cooperate with the Company with respect to such matters, provided that you shall not be permitted to exercise any influence over how, when or whether the sales occur.  You acknowledge that the designated broker is under no obligation to arrange for the sale of the shares at any particular price.  Due to fluctuations in the share price and/or applicable exchange rates between the date the shares are issued and (if later) the date on which the shares are sold, the amount of proceeds ultimately distributed to you may be more or less than the Market Value of the shares on the date the shares are issued.

Upon the sale of the shares, the Company agrees to pay the cash proceeds from the sale (less any applicable Tax-Related Items, brokerage fees or commissions) to you in accordance with applicable exchange control laws and regulations.

For a “cashless sell-all exercise”:

(a)You may exercise the vested portion of your option during its term by delivering the Notice of Exercise to the administrator of the Plan, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require to effect a cashless sell-all exercise.  The Company will provide the forms necessary to make such a cashless sell-all exercise.

(b)Unless otherwise agreed in writing with the Company, your option may only be exercised after the completion of any necessary approval from or registration with SAFE (or its local counterparts) and the vested portion of your option will be exercised in a cashless sell-all transaction in accordance with the terms hereof and such other terms and conditions as may be imposed by the Company in order to ensure full compliance with all applicable tax, securities, employment, foreign exchange and other laws and regulations in the United States, the PRC and any other applicable jurisdiction.

(c)Your exercise will be effective when the Notice of Exercise is received by the Company.

(d)Upon receipt of the Notice of Exercise and all other documentation required by the Company, the Company shall effect a cashless sell-all transaction pursuant to which the proceeds of sale shall be remitted to you in the PRC by the Company (or an Affiliate, including your employer if different from the Company) representing a cash payment equal to the excess of: (i) the net sale proceeds, over (ii) the sum of the aggregate exercise price of your option and all applicable taxes, exchange fees, brokerage fees, commissions or other amounts required to be paid or withheld in connection with the exercise of your option.

(e)Notwithstanding anything to the contrary contained in the Option Agreement or the Notice of Exercise, you may not exercise your option unless the shares of Common Stock covered by your option are then registered under the Securities Act (or under the applicable laws of another jurisdiction under which the shares may be registered) or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act (or under the applicable laws of another jurisdiction under which the shares may be registered).  The exercise of your option also must comply with other applicable laws and regulations governing your option, including those of the United States and your country of residence, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.  You understand that the Company is under no obligation to register or qualify the shares with any securities regulatory authority in any jurisdiction or to seek approval or clearance from any governmental authority for the issuance or sale of the shares.  Further, you agree that the Company shall have unilateral authority to amend the Plan and the Option Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of shares.

9.

(f)By exercising your option you agree to take all steps to comply, and to assist the Company and its Affiliates to enable each of them to comply, with all applicable laws and regulations including, without limitation, those implemented by the China Securities Regulatory Commission, the State Administration for Foreign Exchange, the State Administration for Taxation and any other PRC government authorities (the “PRC Authorities”) or any specific request made by the PRC Authorities in relation to the fulfillment of any reporting, filing, registration and approval requirements imposed on the Company or any Affiliate.  You further agree to execute and deliver such other agreements or documents, and to fulfill any reporting, filing, registration and approval requirements, as may be required by the PRC Authorities and/or reasonably requested by the Company or an Affiliate.

Foreign Exchange Obligations

You understand and agree that, pursuant to exchange control laws in the PRC, you will be required to immediately repatriate to the PRC the cash proceeds from the sale of any shares issued upon exercise of the options and, if applicable, any dividends you may receive in relation to the shares.  You further understand that, under applicable law, such repatriation of your cash proceeds may need to be effected through a special exchange control account established by the Company or a Subsidiary in the PRC, and you hereby consent and agree that any proceeds you may receive as a result of participation in the Plan may be transferred to such special account prior to being delivered to you.  Further, you acknowledge that the Company or a Subsidiary has no obligation to, but may, convert the proceeds that you realize from your participation in the Plan from U.S. dollars to Renminbi using any exchange rate chosen by the Company and, if funds are so converted, they will be converted as soon as practicable, which may not be immediately after the date that such proceeds were realized.  If such currency conversion occurs, you will bear the risk of any fluctuation in the U.S. dollar/Renminbi exchange rate between the date you realize U.S. dollar proceeds from your participation in the Plan and the date that you receive cash proceeds converted to Renminbi.  If the proceeds from your participation in the Plan are paid to you in U.S. dollars, you understand that you will be required to set up a U.S. dollar denominated bank account in the PRC and provide the bank account details to the Company or your employer so that your proceeds may be deposited into the account.  Finally, you agree to comply with any other requirements that may be imposed by the Company in the future to facilitate compliance with exchange control requirements in the PRC, as determined by the Company in its sole discretion.

Denmark

Stock Option Act.  You acknowledge that you received the Employer Statement in Danish (a copy of which is appended hereto at Attachment I) which sets forth additional terms of the option to the extent the Danish Stock Options Act applies.

Foreign Asset / Account Reporting Notification.  If you establish an account holding cash or shares of Common Stock outside Denmark, you must report the account to the Danish Tax Administration.  The form may be obtained from a local bank.

France

Language Consent.  The parties acknowledge that it is their express wish that the Option Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention («Agreement»), ainsi que cette Annexe, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

10.

Tax Information. The option is not intended to qualify for specific tax and social security treatment applicable to stock options granted under Sections L. 225-177 to L. 225-186 and Sections L. 22-10-56 to L. 22-10-58 of the French Commercial Code, as amended.

Foreign Asset/Account Reporting Information.  French residents maintaining foreign bank or brokerage accounts are required to report such accounts to the French tax authorities when filing their annual tax returns.  Failure to comply could trigger significant penalties.

Germany

Sole Contact and Contractual Partner Information. Please note that the option, the Grant Notice, the Option Agreement, the Appendix and your participation in the Plan do not create any claims against the Affiliate of the Company you are employed by/your German employer either directly or indirectly.  To be clear: your sole contact and sole contractual partner regarding the Plan and the granted options is the Company and they are not part of your contractual salary.

Exchange Control Information.  Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank).  In case of payments in connection with securities (including proceeds realized upon the sale of shares of Common Stock or the receipt of dividends), the report must be made by the 5th day of the month following the month in which the payment was received.  The report must be filed electronically and the form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) in both German and English.  You are responsible for making this report.

Term. Section 6(a) of the Option Agreement shall be amended as follows:

“6.       Term.  You may not exercise your option before the Date of Grant or after the expiration of the option’s term.  The term of your option expires, subject to the provisions of Sections 5(h) and 9(c) of the Plan, upon the earliest of the following:

(a)immediately upon the termination of your Continuous Service for Cause; this does not apply in case termination of your Continuous Service does not comply with the principle of good faith. In such case, provisions set forth under the following Section 6(b) of this Option Agreement shall apply accordingly.

                        (…).”Securities Disclaimer. The participation in the Plan is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Directive as implemented in Germany.

Tax Reporting. You must report and pay any capital gains tax liability that arises in connection with the sale of shares acquired under the Plan. In general the statutory deadline of filing annual income tax returns for taxpayers is 31 July of the calendar year following the respective fiscal year. Payment periods of due tax amounts are determined in view of the competent tax office. You should consult with your personal tax advisor to ensure that you are properly complying with applicable reporting requirements in Germany.

Hungary

Compliance with Law. By accepting the Award and accepting the terms of the Plan and the Option Agreement, you acknowledge and agree that you are responsible for complying with all applicable Hungarian laws – and you shall not assume that the terms of the Plan and the Option Agreement summarize all requirements under applicable laws – and you acknowledge and undertake to report and pay any and all

11.

applicable taxes associated with the Award, the sale of shares of Common Stock acquired under the Plan, and the receipt of any dividends paid on such shares of Common Stock.

Continuous Service. By accepting the Award, the attached Plan and terms and conditions of the Option Agreement, and by signing the Grant Notice, you acknowledge that if your Continuous Service with your Hungarian employer – being the Subsidiary of the Company – terminates for any reason, any portion of your Award that has not vested will be forfeited upon such termination and you will have no further right, title or interest in the Award, the shares of Common Stock issuable pursuant to the Award, or any consideration in respect of the Award. For the sake of clarity, your Continuous Service will be considered terminated as of the termination date due to

a.	the termination of your employment by the parties’ mutual consent (as referred to in para. 64.§(1)a) of the Hungarian Labor Code);
b.	the termination of your employment either by the Hungarian employer or you, as employee (as referred to in para. 64.§(1)b)-c) of the Hungarian Labor Code);
c.	the expiry of your fixed term employment relationship (as referred to in para. 63.§(1)c) of the Hungarian Labor Code);
d.	the Participant’s death (as referred to in para. 64.§(1)a) of the Hungarian Labor Code), or Disability; or
e.	the termination of the Hungarian employer without legal succession (as referred to in para. 64.§(1)b) of the Hungarian Labor Code)

(regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and your right to vest in the Award under the Plan and the Option Agreement, if any, will terminate with effect of termination date of your employment. The Hungarian employer shall have the exclusive discretion to determine when your employment has been terminated, and shall notify thereof the Company in accordance with Article 14 (Notices) of the Option Agreement.

No entitlement or Claims for Compensation. As supplement of Section 10 (Award Not A Service Contract) of the Option Agreement, by accepting the Award, the attached Plan and terms and conditions of the Option Agreement, and by signing the Grant Notice, you acknowledge and undertake the followings:

a.

the grant of this Award is voluntary and occasional, and does not create any contractual or other right to receive future grants of awards or any benefit based on this or on any potential reissued Option Agreement;

b.

the grant of this Award does not constitute any binding obligation on the Company’s, or Hungarian employer’s side to renew/reissue of a new Award (whether on the same or different terms) after the expiry of the definite term of this Option Agreement;

c.

your Award and any shares of Common Stock acquired under the Plan, and the income and value of same, are not part of normal or expected compensation, earnings, salaries, or other similar terms, under Hungarian labor law, used when calculating benefits under any employee benefit plan (other than the Plan) sponsored by the Company or any Affiliate except as such plan otherwise expressly provides, or for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, vacation, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

d.

you consulted with your own personal tax, financial and legal advisors regarding the terms and conditions of the Award, the attached Plan, Award Notice and Option Agreement regarding the tax, social security and legal consequences thereof;

12.

e.	the grant, vesting or settlement of your Award shall not give you an assumption, right, confirmation to continued employment with your Hungarian employer.

Securities Law Information. The grant of the options and the settlement by the issuance of shares of Common Stock in the frame of the 2017 Equity Incentive Plan qualifies as a private offering of securities in accordance with Section 14 of the Hungarian Capital Markets Act and Article 1(4)(b) of the EU Prospectus Regulation (2017/1129 EU Regulation).

The Company and the Participant acknowledge that the Company shall have the right to notify the Hungarian National Bank about any offering of options in accordance with the applicable laws of Hungary.

Legend. All written communication relating to grant of options in Hungary must contain a legend indicating that the granting and settlement is a “private offering” “zártkörű forgalombahozatal” in Hungary.

Language. You confirm having read and understood the documents relating to the Plan, including the Option Agreement with all terms and conditions included therein, which were provided in the English language.  You accept the terms of those documents accordingly and do not need their translation into Hungarian or, if needed, you will be responsible for arranging such Hungarian translation himself/herself.

Data Transfer. Section 21(a) (Data Transfer) is deleted and replaced with the following:

21. DATA PROCESSING AND DATA TRANSFER.

(a)Besides your decision regarding participate in the Plan, you explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, your employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.  You understand that the Company, its Affiliates and your employer hold certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social security number (or other identification number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, managing and administering the Plan (“Data”).  You understand that the Data may be transferred to any third parties, acting as data processors,  assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, in particular in the United States, and that the recipient country may have different data privacy laws providing less protections of your personal data than your country.  You may request a list with the names and addresses of the data processors and any potential recipients of the Data by contacting the stock plan administrator at the Company (the “Stock Plan Administrator”). You authorize the data controllers and processors to transfer the Data to a broker or other third party with whom you would like elect to deposit any shares of Common Stock acquired upon the vesting of the Award. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan.  You may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Stock Plan Administrator in writing. You may also have the right to erasure, data portability, restriction of the processing and objection, furthermore you may contact to the Hungarian National Authority for Data Protection and Freedom of Information or competent court at anytime. You understand that processing of your Data is necessary for your participation in Plan, therefore refusing or withdrawing your consent may negatively affect your ability to participate in the Plan.  For more

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information on the consequences of refusing to consent or withdrawing consent, you may contact the Stock Plan Administrator.

Tax Reporting. You must report and pay income tax on the settlement of the options, on the dividends/dividend equivalents and the sales proceeds relating to the shares acquired under the Plan. In general, the statutory deadline of filing annual income tax returns for taxpayers is 20 May following the respective tax year, but in several cases tax advances should also be paid quarterly during the tax year. You should consult with your personal tax advisor to ensure that you comply with applicable tax requirements in Hungary.

Withholding Obligations. By accepting the Award, the attached Plan and terms and conditions of the Option Agreement, and by signing the Grant Notice, you acknowledge that the Company is not obliged to assess, withhold or report your tax obligations under the applicable Hungarian tax laws with regard to the options. Your Hungarian employer may take over the fulfillment of such obligations on the Company’s behalf in which case you will be notified.

India

The following provisions govern your participation in the Plan if you are a person resident in India. It is clarified that the Company reserves the right to apply any or all of the following provisions to individuals who are not Indian citizens/nationals, but considered as persons resident in India, to the extent it determines necessary or advisable under applicable Indian laws.

Compliance with Law. By accepting the option and accepting the terms of the Option Agreement, you acknowledge and agree to comply with all applicable Indian laws and pay any and all applicable taxes associated with the Award, the sale of shares of Common Stock acquired under the Plan, and the receipt of any dividends paid on such shares of Common Stock.

Exercise Restriction.  The following supplements the Grant Notice and the Option Agreement.

You must comply at the time of exercise with applicable laws and regulations of India, including but not limited to the Foreign Exchange Management Act, 1999 of India and the rules, regulations and amendments thereto (“FEMA”).  If deemed necessary or advisable to comply with applicable laws, including FEMA, the Company may require you (notwithstanding any provision in the Grant Notice or Option Agreement) to pay for the shares purchased on exercise, and any tax required to be withheld by law, through a cashless exercise method. This means, unless otherwise determined by the Company at the time of exercise, you must immediately sell all Shares purchased on exercise in order to facilitate the required repatriation of proceeds in connection with Shares issued on exercise of the option, with the required amount of the sale proceeds being delivered to the Company. A partial “sell to cover” contemplated by Section 3(a) (i.e. where the exercise price is paid to the Company from the sales proceeds obtained from selling a portion (but not all) of the shares) and a “net exercise” contemplated by Section 3(c) (i.e. where the Company retains a portion of the shares otherwise due to you in satisfaction of the exercise price due) is also not permitted in India. The Company reserves the right to prescribe an alternative method of payment that you shall use (whether set out in the Agreement and/or the Plan or otherwise) depending on the development of local law.  This paragraph applies notwithstanding any contrary provision in the Grant Notice or the Agreement.

Exchange Control Information.  On sale of the shares of Common Stock purchased under the Plan or the receipt of any dividends on the Common Stock, you acknowledge your obligation and agree to (i) repatriate any proceeds from the sale of shares of Common Stock or the receipt of any dividends to India within 90 days of the date of sale or the date of the dividends falling due (as maybe applicable) and (ii) to obtain a foreign inward remittance certificate (“FIRC”) from the bank in which you deposit the foreign currency

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and maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or your employer requests proof of repatriation.  It is your responsibility to comply with these requirements.  Neither the Company nor the employer will be liable for any fines or penalties resulting from your failure to comply with any applicable laws.

Tax.  By accepting the terms of the Grant Notice and the Option Agreement, you acknowledge and agree to comply with all applicable Indian laws and report any income and pay any and all applicable taxes, as required by Indian laws, associated with the shares, the sale of shares of Common Stock acquired under the Plan, and the receipt of any dividends paid on such shares of Common Stock. You will co-operate with the board of directors of the Company and any Affiliate who is your employer, to ensure that the Company and such Affiliate are at all times compliant with all applicable laws. Without prejudice to the aforesaid, you will forthwith provide all necessary information upon request by such Affiliate in order for the Affiliate to make necessary filings with the regulatory authorities as required under applicable law. Where necessary and so directed by the Affiliate, you will make such payments/ deposit such amounts with the Affiliate so as to enable the Affiliate to comply with its tax obligations under applicable laws. You acknowledge and confirm that the entitlement to the shares of Common Stock is contingent upon you complying with your obligations herein, the Option Agreement and the Plan.

Withholding Obligations. The following supplements Section 10 of the Option Agreement:

(d) As a condition of the vesting of your option, you unconditionally and irrevocably agree:

(i)to place the Company in funds and indemnify the Company in respect of all liability to Indian income tax which the Company is liable to account for on your behalf directly to Government of India (the “India Tax Liability”); or

(ii)to permit the Company to sell at the best price which it can reasonably obtain such number of shares of Common Stock allocated or allotted to you following vesting and as will provide the Company with an amount equal to the India Tax Liability; and to permit the Company to withhold an amount in respect of the India Tax Liability from any payment made to you (including, but not limited to salary); and

(iii)to sign, promptly, all documents required by the Company to effect the terms of this provision, and references in this provision to “the Company” shall, where applicable, be construed as also referring to any Affiliate.

Privacy.  Section 21 (Data Transfer) is deleted and replaced with the following:

21. Privacy.  You explicitly and unambiguously consent to the collection, use, disclosure and transfer, in electronic or other form, of your personal information (as such term is defined in the Information Technology Act, 2000 read with the Information Technology (Reasonable Security Practices and Procedures and Sensitive Personal Data or Information) Rules, 2011) as described in this document by and among, as applicable, your employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that the Company, its Affiliates and your employer hold certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social security number (or other identification number), salary, nationality, job title, any shares of stock or directorships held in the Company and/or any Affiliate, details of all options or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, managing and administering the Plan (“Data”). You understand and consent that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan,

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that these recipients may be located in your country or elsewhere, in particular in the United States, and that the recipient country may have different data privacy laws providing less protections of your personal data than your country. You may request a list with the names and addresses of any potential recipients of the Data by contacting the stock plan administrator at the Company (the “Stock Plan Administrator”). You authorize the recipients to receive, possess, process, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom you may elect to deposit any shares of Common Stock acquired upon the vesting of the Award. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Stock Plan Administrator in writing. You understand that refusing or withdrawing consent may affect your ability to participate in the Plan. For more information on the consequences of refusing to consent or withdrawing consent, you may contact the Stock Plan Administrator.

General. Further, the Plan and the corresponding documents have neither been delivered for registration nor are they intended to be registered with any regulatory authorities in India. These documents are not intended for distribution and are meant solely for the consideration of the person to whom they are addressed and should not be reproduced by you.

Italy

Sole Contact and Contractual Partner Information. Please note that the Award, the Grant Notice, the Option Agreement, the Appendix and your participation in the Plan do not create any claims against the Affiliate of the Company you are employed by/your Italian employer either directly or indirectly.  To be clear: your sole contact and sole contractual partner regarding the Plan and the granted options is the Company and they are not part of your contractual salary.

Securities Law Information.  You acknowledge that the Plan is not intended to be publicly offered in or from Italy. Neither the Option Agreement nor any other materials relating to the option constitutes a prospectus, and neither the Option Agreement nor any other materials relating to the Plan may be publicly distributed nor otherwise made publicly available in Italy.

Language Acknowledgement.  You confirm having read and understood the documents relating to the Plan, including the Option Agreement, with all terms and conditions included therein, which were provided in the English language only.  You confirm that you have sufficient language capabilities to understand these terms and conditions in full.

Lei conferma di aver letto e compreso i documenti relativi al Piano, incluso il Regolamento del Piano, con tutti i relativi termini e condizioni, che sono stati forniti unicamente in lingua inglese. Lei conferma altresì di avere una conoscenza della lingua inglese tale da aver compreso pienamente il contenuto di tale documentazione ed i suddetti termini e condizioni.

Stock Option Exercises.  Due to regulatory requirements, notwithstanding Section 9 of the Option Agreement, you may be required to exercise the option using a cashless sell-all exercise method, pursuant to which all shares of Common Stock subject to the exercised option will be sold immediately upon exercise and the proceeds of sale, less the exercise price, any tax-related items and broker’s fees or commissions, will be remitted to you in cash in accordance with any applicable exchange control laws and regulations.  You will not be permitted to hold shares after exercise.  The Company reserves the right to provide additional methods of exercise depending on the development of local laws.

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Data Transfer. Section 21(a) (Data Transfer) is deleted and replaced with the following:

21. Data Transfer.

(a) You explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, your employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.  You understand that the Company, its Affiliates and your employer hold certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social security number (or other identification number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, managing and administering the Plan (“Data”).  You understand that the Data may be transferred to any third parties, acting as data processors, assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, in particular in the United States, and that the recipient country may have different data privacy laws providing less protections of your personal data than your country.  You may request a list with the names and addresses of any potential recipients of the Data by contacting the stock plan administrator at the Company (the “Stock Plan Administrator”). You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan.  You may, at any time, view the Data, request additional information about the storage and processing of the Data (right of access), require any necessary amendments to the Data (right to rectification) or refuse or withdraw the consents herein, in any case without cost, by contacting the Stock Plan Administrator in writing; such withdrawal does not affect the lawfulness of processing based on consent before the withdrawal. You may also have a right to erasure, data portability, restriction of the processing and objection, as well as the right to lodge a complaint with a supervisory authority. You understand that the provision of your personal data is a requirement necessary to enter into the RSU Grant Notice, the Award Agreement and the Appendix, therefore refusing or withdrawing consent may affect your ability to participate in the Plan.  For more information on the consequences of refusing to consent or withdrawing consent, you may contact the Stock Plan Administrator.

Plan Acknowledgement.  You acknowledge that you have read and specifically and expressly approve the following sections of the Option Agreement: (9) Option not a Service Contract; (10) Withholding Obligations; (11) Tax Consequences; (21) Data Transfer; (22) Language; and (25) Choice of Law; and the Italy country-specific terms and conditions of this Appendix.

Foreign Asset/Account Reporting Information. If you are an Italian resident and, during any fiscal year, hold investments or financial assets outside of Italy (e.g., cash, shares of Common Stock) which may generate income taxable in Italy (or if you are the beneficial owner of such an investment or asset even if you do not directly hold the investment or asset), you are required to report such investments or assets on your annual tax return for such fiscal year (on Redditi Persone Fisiche Form, RW Schedule, or on a special form if you are not required to file a tax return).

Foreign Financial Assets Tax. The fair market value of any shares of Common Stock held outside of Italy is subject to a foreign assets tax. Financial assets include shares of Common Stock acquired under the Plan.  The taxable amount will be the fair market value of the financial assets assessed at the end of the calendar year. You should consult with your personal tax advisor about the foreign financial assets tax.

17.

Japan

Securities Disclosure. The grant of the option falls under the category of solicitation towards a small number investors as provided in article 23-13.4 of the Financial Instruments and Exchange Law of Japan (kinyuu shouhin torihiki hou) (Law No. 25 of 1948, as amended) and therefore no notification under article 4.1 of the same has been made in respect of the grant of the option to you. You are prohibited from transferring the options unless transferred as a whole, and the option cannot be divided into parts.

Exchange Control Information. If you remit more than ¥30 million for the purchase of shares of Common Stock in a single transaction, you must file a payment report with the Ministry of Finance (through the Bank of Japan or the bank carrying out the transaction). The precise reporting requirements vary depending on whether the relevant payment is made through a bank in Japan. If you acquire shares of Common Stock whose value exceeds ¥100 million in a single transaction, you must also file a Report Concerning Acquisition or Transfer of Securities with the Ministry of Finance through the Bank of Japan within 20 days of acquiring the shares.

Foreign Asset/Account Reporting Information. Japanese residents holding assets outside of Japan with a total net fair market value exceeding ¥50,000,000 (as of December 31 each year) are required to comply with annual tax reporting obligations with respect to such assets. Such report will be due by March 15 each year. You are advised to consult with a personal tax advisor to ensure that you are properly complying with applicable reporting requirements.

Latvia

Financial Instruments Market Law. You acknowledge that the options granted under the Plan are not intended to be publicly offered in or from Latvia. Neither the Option Agreement nor any other materials relating to the Plan constitutes a prospectus as such term is understood pursuant to the Financial Instruments Market Law.

Mexico

Acknowledgement of the Agreement.  In accepting the option, you acknowledge that you have received a copy of the Plan, have reviewed the Plan and the Option Agreement in their entirety and fully understand and accept all provisions of the Plan and the Option Agreement.  You further acknowledge that you have read and specifically and expressly approve the terms and conditions of Section 9 (“Option not a Service Contract”) of the Option Agreement, in which the following is clearly described and established:

a)

That your option is not an employment or service contract and that nothing in your option (including the grant, vesting or exercise of your option) will be deemed to create in any way whatsoever any obligation for the Company or for an Affiliate to continue your employment.

b)	That your participation in the Plan does not constitute an acquired right.
c)	That the Plan and your participation in the Plan is offered by the Company on a wholly discretionary basis.
d)	That your participation in the Plan is voluntary.
e)	That the Company and its Affiliates are not responsible for any decrease in the value of the shares of Common Stock granted under the Plan.

18.

Labor Law Policy and Acknowledgement.  By participating in the Plan, you expressly recognize that the Company, Snap, Inc., with registered offices at c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, DE, 19808, United States of America, is solely responsible for the administration of the Plan and that your participation in the Plan and acquisition of shares of Common Stock do not constitute an employment relationship between you and the Company since you are participating in the Plan on a wholly commercial basis and your sole employer is the Affiliate engaging you to provide services in Mexico (“Employer”).

Based on the foregoing, you expressly recognize that the Plan and any benefits you may derive from participation in the Plan do not establish any rights between you and the Employer or any Affiliate, and do not form part of the employment conditions and/or benefits provided by your Employer, and any modification of the Plan or its termination will not constitute a change or impairment of the terms and conditions of your employment as the Employer does not sponsor, contribute to, grant any options or have any relationship with the Plan, the Option Agreement and/or the options, all of which are sponsored solely and exclusively by the Company which is the only party responsible for the contribution of any amount pursuant to the Plan and/or the Option Agreement and the only party responsible for granting any options thereunder. Pursuant to the foregoing, you expressly agree and recognize for all legal purposes that your participation in the Plan, and any benefit associated therewith shall not be construed as being part of, derived from or in any way related to the employment relationship that you may have with the Employer.  Consequently, the options will not be considered for salary integration purposes, on the understanding that only those benefits that are directly covered by the Employer as a result of the employment relationship can be considered for this purpose, which is not the case in respect of the options.

You further understand that participation in the Plan is as a result of a unilateral and discretionary decision of the Company, therefore, the Company reserves the absolute right to amend and/or discontinue your participation at any time without any liability to you.

Finally, you hereby declare that you do not reserve any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and you therefore grant a full and broad release to the Company, its Affiliates, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.

Tax obligations. By accepting the grant of the option and signing the Grant Notice, you acknowledge that it is your responsibility to review and confirm the tax effects that may be generated or derived from this acceptance, with your tax advisors.

You also acknowledge that you are aware that any tax triggered or derived from the granting and/or vesting of the option shall be recognized in the applicable tax return or returns that shall be filed pursuant to Mexican Income Tax law and the corresponding income tax payment shall be properly, duly and timely paid, if any. It is your sole obligation to provide to your Employer, no later than 15 days after such payment was due, the evidence of the applicable income tax returns filed and the payment of applicable taxes.

Notwithstanding the foregoing, if your Employer is obliged to withhold the corresponding tax pursuant to applicable law, depending on the payment method of the option, your Employer will provide you with a notice, no later than 5 days after the vesting of your option, informing you that your Employer will make the corresponding withholdings, which would substitute your obligations to make a direct filing of the relevant income tax return and the corresponding payment.

Termination of the employment relationship or Continuous Service for Cause.  By accepting the grant of the option and signing the Stock Option Grant Notice, you acknowledge that you have read and specifically and expressly approved the terms and conditions in Section 5(k) of the Plan (“Termination for

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Cause”) that clarify that if your employment relationship or Continuous Service with the Employer is terminated for Cause in terms of the Mexican Labor Legislation, your participation in the plan will terminate and be forfeited immediately upon such termination of your employment relationship or Continuous Service, and you will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and you will have no further right, title or interest in such forfeited Award, the shares of Common Stock subject to the forfeited Award, or any consideration in respect of the forfeited Award.

In addition, by signing the Grant Notice, you further acknowledge that you have read and specifically and expressly approved the definition of “Cause” included in the Plan as amended below, which clarifies that “Cause” has the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events:  (i) such Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States, , any state thereof, México or any applicable foreign jurisdiction; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company or any Affiliate; (iii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or any Affiliate or of any statutory duty owed to the Company or any Affiliate; (iv) such Participant’s unauthorized use or disclosure of the Company’s or any Affiliate’s confidential information or trade secrets; or (v) such Participant’s gross misconduct; or (vi) those established within articles 47 and 185 of the Mexican Federal Labor Law. The determination that a termination of the Participant’s employment relationship or Continuous Service is either for Cause or without Cause will be made by the Company, in its sole discretion. Any determination by the Company that the employment relationship or Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

In connection with the foregoing, you expressly agree and accept that the Company, shall determine at its sole discretion whether a termination of your employment relationship or Continuous Service is either for Cause or without Cause, without the need for the Employer to follow any process to terminate your employment for cause under the employment laws in the jurisdiction where you are employed and/or having any authority to issue any resolution supporting such termination for cause.

Language.  You acknowledge that you are sufficiently proficient in the English language, or have consulted with an advisor who is sufficiently proficient in English, so that you have a complete and accurate understanding of each and every of the terms and conditions of the Plan, the Option Agreement and the Grant Notice. If you have received the Plan, the Option Agreement, the Grant Notice, or any other document related to the option translated into a language other than English and if the meaning of the translated version is different than the English version, you expressly agree that the English version will control.

Spanish Translations:

Reconocimiento del Acuerdo.  Al aceptar la opción (option), usted reconoce que ha recibido una copia del Plan, ha revisado el mismo y el Acuerdo de opción (option) en su totalidad y comprende y está de acuerdo con todas las disposiciones tanto del Plan como del Acuerdo de Opción (Option Agreement).  Asimismo, reconoce que ha leído y específica y expresamente aprueba los términos y condiciones establecidos en la Sección 9 del Acuerdo de opción (option), en el cual se establece claramente que:

a)	Mi opción (option) no es un contrato de trabajo o de servicios y que nada en mi opción (option) (incluyendo el otorgamiento, conclusión del período para hacer exigible [vesting] o el ejercicio de

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mi opción [option]) dará lugar de ninguna manera a cualquier obligación de la Compañía o una Filial a continuar o mantener mis servicios/relación.
b)	Mi participación en el Plan de ninguna manera constituye un derecho adquirido.
c)	El Plan y mi participación en el mismo es una oferta hecha por parte de la Compañía de forma completamente discrecional.
d)	Que mi participación en el Plan es voluntaria.

d)    Que la Compañía y sus Filiales no son responsables de cualquier pérdida en el valor de las Acciones Ordinarias otorgadas mediante el Plan.

Política de Legislación Laboral y Reconocimiento.  Al participar en el Plan, Usted expresamente reconoce que la Compañía, Snap, Inc., con oficinas registradas ubicadas en c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, DE, 19808, de los Estados Unidos de América, es exclusivamente responsable de la administración del Plan y que su participación en el Plan y la adquisición de Acciones no constituye una relación de trabajo entre Usted y la Compañía, toda vez que Usted está participando en el Plan en una base enteramente comercial y su único empleador es un Filial ("Empleador").

Con base en lo anterior, Usted expresamente reconoce que el Plan y cualquier beneficio que pueda recibir de la participación en el Plan no establece derecho alguno entre Usted y el Empleador, o cualquier otra Filial, y no forma parte de las condiciones de trabajo y/o prestaciones proporcionadas por el Empleador, y que cualquier modificación al Plan o la terminación del mismo no constituirán un cambio o detrimento de sus términos y condiciones de trabajo. Lo anterior toda vez que el Empleador no patrocina, contribuye, otorga ninguna opción (option) o tiene ninguna relación con el Plan, el Acuerdo de opción (option) y/o su opción (option), los cuales son patrocinados única y exclusivamente por la Compañía, la cual es la única parte responsable por contribuir cualesquiera montos en términos del Plan y/o el Acuerdo de Opción (option) y es la única parte responsable por otorgar cualquier opción (option) en términos del Plan. En términos de lo anterior, usted acuerda y reconoce expresamente para todos los efectos legales a los que haya lugar que no se entenderá que su participación en el Plan, así como cualquier beneficio que derive del mismo, sean parte, deriven de o estén relacionados de cualquier forma con la relación laboral que usted pueda tener con el Empleador.  En consecuencia, las opciones (options) no serán consideradas para efectos de integración salarial, en el entendido de que sólo aquellas prestaciones que cubre directamente el Empleador con motivo de la relación laboral pueden ser consideradas para tal efecto, lo cual no sucede en el caso de las opciones (options).

A su vez, Usted comprende que la participación en el Plan se da como resultado de una decisión unilateral y discrecional de la Compañía; por lo que la Compañía se reserva el derecho absoluto de modificar y/o discontinuar su participación en cualquier momento y sin ninguna responsabilidad hacia Usted.

Finalmente, Usted en este acto declara que no se reserva ninguna acción o derecho para intentar reclamación alguna en contra de la Compañía por cualquier compensación, daños y perjuicios relacionada con cualquier disposición del Plan o de los beneficios derivados del mismo, por lo que Usted otorga el más amplio y completo finiquito a la Compañía, sus Filiales, sus accionistas, directivos, agentes o representantes legales en relación a cualquier reclamación que pueda presentarse.

Obligaciones fiscales. Al aceptar el otorgamiento de su opción y al firmar el Aviso de Otorgamiento, usted reconoce que es su responsabilidad el revisar y confirmar los efectos fiscales que pudieran derivarse como consecuencia de esta aceptación, con sus asesores fiscales.

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Usted también reconoce que es de su conocimiento que cualquier impuesto generado por el otorgamiento y ejecución de la Opción deberán ser reconocidos en su declaración o declaraciones mensuales y anuales de impuesto sobre la renta que deberá ser presentada conforme a la ley aplicable y, el impuesto sobre la renta correspondiente deberá ser pagado en tiempo y forma, si hubiera alguno. Es su obligación personal entregar a su Empleador, dentro de los 15 días siguientes contados a partir de la fecha límite para efectuar dicho pago, la documentación comprobatoria aplicable de la presentación de su declaración de impuesto sobre la renta, así como el pago de los impuestos aplicables.

No obstante, en caso de que su Empleador estuviese obligado a efectuar la retención de impuestos correspondiente, dependiendo del método de pago de su “Option”, su Empleador le dará una notificación, dentro de los 5 días siguientes a partir del ejercicio de su “Option”, con la intención de informarle que su Empleador realizará la retención de impuesto sobre la renta, la cual sustituirá su obligación del la presentación directa de la declaración de impuesto sobre la renta relevante y el pago de impuestos correspondiente.

Terminación de la relación de trabajo o Servicio Continuo por Causa. Al aceptar la opción (option) y firmar el presente Aviso de Otorgamiento, usted reconoce que ha leído y aprobado específica y expresamente los términos y condiciones de la Sección 5(k) del Plan (“Terminación por Causa) que aclaran que si su relación de trabajo o Servicio Continuo para el Empleador es terminado por causa justificada, su participación en el Plan terminará y sus opciones (options) se perderán inmediatamente después de dicha terminación de su relación de trabajo o del Servicio Continuo y se le prohibirá ejercer cualquier parte (incluyendo cualquier porción adquirida) de dichos beneficios en y después de la fecha de dicha terminación de su relación de trabajo o del Servicio Continuo y no tendrá más derecho, título o interés en dicho beneficio perdido, las acciones ordinarias sujetas al otorgamiento perdido o cualquier consideración con respecto al mismo.

Además, al firmar el presente Aviso de Otorgamiento, usted reconoce además que ha leído y aprobado específicamente y expresamente la definición de "Causa" incluida en el Plan y que a continuación se modifica para, aclarar que "Causa" tiene el significado atribuido a dicho término en cualquier acuerdo escrito entre el Participante y la Compañía que defina dicho término y, en ausencia de dicho acuerdo, dicho término significa, con respecto a un Participante, que ocurra cualquiera de los siguientes eventos: (i) la comisión de dicho Participante de cualquier delito grave o cualquier delito relacionado con fraude, deshonestidad o acto inmoral bajo las leyes de los Estados Unidos, México o cualquier estado de los mismos o jurisdicción extranjera; (ii) el intento de comisión de dicho Participante de, o participar en, un fraude o acto de deshonestidad contra la Compañía o del Empleador, o cualquiera de sus empleados o directores; (iii) la violación intencional y material de dicho Participante de cualquier contrato o acuerdo entre el Participante y la Compañía o el Empleador, las políticas de empleo de la Compañía que han sido adoptadas por el Empleador, o de cualquier deber legal u otro deber adeudado a la Compañía o al Empleador; (iv) el uso o divulgación no autorizados de dicho Participante de la información confidencial o secretos comerciales de la Compañía o del Empleador; o (v) la mala conducta grave de dicho Participante; o (v) los establecidos en los artículos 47 y 185 de la Ley Federal del Trabajo de México. La determinación de que una terminación de la relación laboral o del Servicio Continuo del Participante es por Causa o sin Causa será tomada por la Compañía, con el apoyo del Empleador, a su entera discreción. Cualquier determinación de la Compañía de que la relación laboral o el Servicio Continuo de un Participante fue terminado con o sin Causa para los efectos de los beneficios del Plan de Acciones pendientes en poder de dicho Participante no tendrá ningún efecto en ninguna determinación de los derechos u obligaciones de la Compañía o de dicho Participante para cualquier otro propósito.

En relación con lo anterior, usted acepta y acepta expresamente que la Compañía, determina a su entera discreción si una terminación de la relación laboral o su Servicio Continuo es por Causa o sin Causa, sin la necesidad de que el Empleador siga cualquier proceso para terminar formal y legalmente su empleo por

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causa bajo las leyes laborales Mexicanas donde usted está empleado y/ o teniendo alguna autoridad para emitir cualquier resolución que respalde dicha terminación por causa.

Idioma.  Usted reconoce manejar el idioma inglés lo suficiente o en su defecto, que ha consultado con un experto que maneja el idioma inglés lo suficiente para que usted tenga un entendimiento completo y preciso de todos y cada uno de los términos y condiciones del Plan, del Acuerdo de Opción (Option Agreement) y del Aviso de Otorgamiento. Si usted ha recibido una copia del Plan, el Acuerdo de Opción (Option Agreement), el Aviso de Otorgamiento o cualquier otro documento relacionado con su opción (option) traducido a cualquier idioma que no sea inglés y si en su caso el significado de dicha traducción es distinto al de la versión en inglés, usted acepta expresamente que la versión en inglés prevalecerá.

Netherlands

The grant of the awards is exempt or excluded from the requirement to publish a prospectus under the Prospectus Regulation ((EU) Regulation 2017/1129) as amended from time to time. Only non-transferable awards will be offered in the Netherlands and the awards are not deemed to qualify as an offering of securities in the Netherlands within the meaning of the Prospectus Regulation. To the extent that a supervisory body would qualify the offering of awards or its underlying securities as an offering of securities within the meaning of the Prospectus Regulation, such offering will only be made in reliance on Article 1(4) of the Prospectus Regulation provided that no such offering of securities shall require the Company to publish a prospectus pursuant to Article 3 of the Prospectus Regulation. The grants fall outside the supervision of the Dutch Authority for the Financial Markets and no prospectus is required for this activity.

Norway

Data Transfer.  This provision supplements Section 21 of the Option Agreement:

The data controller is Snap Inc., 3000 31st Street, Santa Monica, CA 90405, United States. The data controller's representative in Norway is Snap Norway AS.

Where Data is to be transferred to a country which is not recognized as providing the same level of legal protection of personal data as in the European Economic Area, the Company, its Affiliates and your employer shall implement appropriate safeguards (e.g., the European Commission's Standard Contractual Clauses or the EU-U.S. Privacy Shield) in accordance with the applicable statutory requirements to ensure that any such transfer of Data is performed in accordance with such applicable legal requirements.

Saudi Arabia

Securities Law Information.  Participation in the Plan is being offered only to those persons as are permitted under the Rules on the Offer of Securities and Continuing Obligations issued by the Capital Market Authority of the Kingdom of Saudi Arabia, and the Plan and the Option Agreement may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under such rules.

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The Capital Market Authority of the Kingdom of Saudi Arabia does not make any representation as to the accuracy or completeness of the Option Agreement, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of the Award or the Option Agreement.  As such, you are hereby advised to conduct your own due diligence on the accuracy of the information relating to the options.  If you do not understand the contents of the Award, the Option Agreement, or the Plan, you should consult an authorized financial advisor.

Singapore

Restriction on Sale of Shares.  Shares of Common Stock acquired under the Plan prior to the six (6) month anniversary of the Date of Grant may not be sold or otherwise offered for sale in Singapore, unless such sale or offer is made (i) more than six months after the Date of Grant; or (ii) pursuant to the exemptions under Part 13 Division (1) Subdivision (4) (other than section 280) of the Singapore Securities and Futures Act 2001 (“SFA”) or pursuant to, and in accordance with the conditions of, any other applicable provision(s) of the SFA.

Securities Law Information. You acknowledge and agree that the option is being granted to you pursuant to the “qualifying person” exemption under section 273(1)(i), read with section 273(4) of the SFA.  You acknowledge that the Plan has not been, nor will it be, lodged or registered as a prospectus with the Monetary Authority of Singapore.

Chief Executive Officer and Director Notification Obligation.  You acknowledge that if you are the Chief Executive Officer (“CEO”) or a director, as defined under the Companies Act 1967 (“Singapore Companies Act”) of a Singapore-incorporated subsidiary (“Singapore Subsidiary”), you are subject to certain disclosure requirements under the Singapore Companies Act.  Among these requirements is an obligation to notify the Singapore Subsidiary in writing of: (a) any interest in shares, debentures, rights, participatory interests (where you are a director) or options in the Singapore Subsidiary and/or its “related corporation” as defined under the Singapore Companies Act (e.g., the option or shares of Common Stock), within two business days of (i) becoming a registered holder of or acquiring an interest in the same, or (ii) becoming a CEO or a director, whichever later; and (b) any change in respect of (a), within two business days after the occurrence of the event giving rise to such change.

Personal Data. Section 21 (Data Privacy) of the Option Agreement is deleted and replaced with the following:

“You explicitly and unambiguously acknowledge and consent to the collection, use, disclosure and transfer, in electronic or other form, of your Personal Data as described in this document by and among, as applicable, your employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.  You understand and agree that the Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Singapore or elsewhere, in particular in the US, and that the recipient country may have different data privacy laws providing less protections of your Personal Data than Singapore, in which case the transferring entity will ensure that such recipient(s) provide a standard of protection to such Personal Data so transferred that is comparable to the protection under the Singapore Personal Data Protection Act 2012 (“PDPA”).  You may request a list with the names and addresses of any potential recipients of the Personal Data by contacting the stock plan administrator at the Company (the “Stock Plan Administrator”).  You acknowledge and agree that the recipients may receive, possess, process, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Personal Data, as may be required to a broker or other third party with whom you may elect to deposit any shares of Common Stock acquired upon the exercise of your option. You understand that

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Personal Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that the purposes for which your Personal Data will be collected or held may continue to apply even in situations where your employment with your employer has been terminated or altered. You may, at any time, view the Personal Data, request additional information about the storage and processing of the Personal Data, require any necessary amendments to the Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Stock Plan Administrator in writing.

For the purposes of this clause, “Personal Data” has the same meaning as set out in the PDPA.”

Spain

Cause. The following provision substitutes Section 13(g) of the Plan.

Cause means as a disciplinary dismissal that is not recognized or declared as unjust (“despido disciplinario improcedente”) in a conciliation hearing (“conciliación administrative previa”) or by a labor court.

Continuous Service. The following provision substitutes Section 13(p) of the Plan.

Continuous Service means that the Participant’s service with the Company or an Affiliate, whether as an Employee or Director, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, in its sole discretion, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate.

The service of an Employee or Director is considered interrupted in case of voluntary extended leaves of absence (“excedencia voluntaria” or “licencias no retribuidas”).

Termination for Cause. The following provision supplements Section 5(k) of the Plan and 6(a) of the Option Agreement.

You will not be prohibited from exercising the options you may have vested in any case, neither if your employment contract in Spain is terminated for Cause. Section 6(a) of the Option Agreement does not apply to you, as termination of your employment contract only has consequences regarding the unvested options as per below.

Option not a Service Contract. The following provision supplements Section 9 of the Option Agreement:

In accepting the option, you consent to participate in the Plan and acknowledge that the Plan was made available to you and that you read a copy of the Plan and you consent to the terms and conditions of the Option Agreement and acknowledge having received and read a copy of the Option Agreement.

You understand and agree that, as a condition of the option grant, your termination of employment for any reason (including for the reasons listed below) will automatically result in the forfeiture of the option and loss of the shares of Common Stock that may have been granted to you and that have not vested as of the date of your termination of employment.

In particular, you understand and agree that the option will be forfeited without entitlement to the underlying

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shares of Common Stock or to any amount as indemnification in the event of  your termination of employment prior to vesting by reason of, including, but not limited to: resignation, disciplinary dismissal, individual or collective layoff on economic, production-related, organizational and technical grounds, any other type of objective dismissal, termination decided by the employee due to material modification of the terms of employment under Article 41 of the Workers’ Statute and relocation under Article 40 of the Workers’ Statute, termination under article 50 of the Workers’ Statute, and terminations of senior manager contracts under Royal Decree 1382/1985.

Your Continuous Service will be considered terminated as of the effective date of termination of your employment contract in Spain and effective date of deregistration from the Spanish Social Security as a consequence of such termination.

Furthermore, you understand that the Company has unilaterally, gratuitously and discretionally decided to grant the option under the Plan to employees of the Company.  The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company on an ongoing basis.  Consequently, you understand that the option is granted on the assumption and condition that the option and the shares of Common Stock underlying the option shall not become a part of any employment or service contract with the option and shall not be considered a mandatory benefit, salary or any other right whatsoever.  In addition, you understand that the option would not be granted to you but for the assumptions and conditions referred to above; thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any option granted to you shall be null and void.

Securities Law Information.  The option described in the Option Agreement does not qualify as a security under Spanish regulations.  No “public offering of securities” (in Spanish, oferta al público de valores) within the meaning of Spanish law, has taken place or will take place in the Spanish territory. The Option Agreement and any other documents evidencing the option have not been, nor will they be, registered with the Spanish Securities Exchange Commission (in Spanish, Comisión Nacional del Mercado de Valores or CNMV, and none of these documents constitute a public offering prospectus (in Spanish, folleto informativo) in accordance with the provisions of Article 34 of the Royal Legislative Decree 4/2015, of 23 October, by which it is approved a recast text of the Securities Market Law and therefore there is no obligation to approve, register and publish a prospectus (in Spanish, folleto informativo) with the CNMV.

Exchange Control Information.  The acquisition, ownership and sale of shares of Common Stock under the Plan must be declared to the Spanish Dirección General de Comercio Internacional e Inversiones (the “DGCII”), the Bureau for International Commerce and Investments, which is a department of the Spanish Ministerio de Asuntos Económicos y Transformación Digital (Ministry of Economic Affairs and Digital Transformation through the relevant report form.  You also must declare annually the ownership of any shares of Common Stock through the relevant annual report form.

Foreign Assets and Transaction Reporting. According to the Bank of Spain Circular 4/2012, of 25 April, on rules for the reporting by residents in Spain of economic transactions and balances of financial assets and liabilities abroad, you may be required to electronically declare to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (e.g., shares of Common Stock) and any transactions with non-Spanish residents (including any payments of cash or shares made to you by the Company or a U.S. brokerage account) if the balances in such accounts together with the value of such instruments as of December 31 of the relevant year, or the volume of transactions with non-Spanish residents during the prior or current year, exceed €1,000,000.  Once the €1,000,000 threshold has been surpassed in either respect, you will generally be required to report all of your foreign accounts, foreign instruments and transactions with non-Spanish residents, even if the relevant threshold has not been crossed for an individual item.

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You will generally only be required to report on an annual basis (by January 20 of each year); however, if the balances in your foreign accounts together with value of your foreign instruments or the volume of transactions with non-Spanish residents exceed €100,000,000, you acknowledge that more frequent reporting will be required (quarterly, if such amount does not exceed €300,000,000, or monthly, if it does). It should also be noted that the annual declaration may be submitted in a summary form if the referred amount does not exceed €50,000,000.

Additionally, you may be subject to certain tax reporting requirements with respect to assets or rights that you hold outside of Spain, including bank accounts, securities and real estate if the aggregate value for a particular category of assets exceeds €50,000 as of December 31 each year. Shares of Common Stock acquired under the Plan or other equity programs offered by the Company constitute securities for purposes of this requirement, but unvested awards (e.g., options that have not been exercised, etc.) are not considered assets or rights for purposes of this reporting requirement.

If applicable, you must report the assets on Form 720 by no later than March 31 following the end of the relevant year. After the rights and/or assets are initially reported, the reporting obligation will only apply if (a) the value of previously-reported rights or assets increases by more than €20,000 as of each subsequent December 31, or (b) upon disposition of the previously-reported rights or assets. You are encouraged to consult with your personal advisor to determine any obligations in this respect.

Sweden

Securities Law Information. Participation in the Plan is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Regulation ((EU) Regulation 2017/1129) and the offering of the option or its underlying securities will only be made provided that it shall not require the Company to publish a prospectus pursuant to the EU Prospectus Regulation. This notice does not constitute a prospectus under the EU Prospectus Regulation and has therefore not been approved by or registered with the Swedish Financial Supervisory Authority or any other authority in Sweden.

Vesting. You acknowledge and confirm that the option grant is fully discretionary and that before the option has vested you shall not have any right in regard to such option.

Withholding Obligations. Section 10b of the Option Agreement shall not apply for Swedish residents.

Tax Reporting and Tax consequences. The following information assumes that you (the employee) are liable to unlimited tax in Sweden. For employees with limited tax liability in Sweden, taxation may be exempt in whole or in part in Sweden depending on the circumstances in the individual case.

When exercising the option upon vesting you will be subject to employment income tax on the difference (or “discount”) between the fair market value of the shares on the date of exercise and the exercise price paid. The income tax rate for employment income is currently 29 – 55 % divided in municipal and national income tax. The exercise gain will be subject to social security contributions and income tax withholding by your employer. The tax deduction can only be made from cash salary and may not exceed the net salary for the current month the benefit should have been reported. Any excess tax, on the discount, is to be paid by the employee to the tax authorities.

Any income tax withheld by your employer is not final. Your final income tax will be assessed based on the annual income tax return you will file the year following the exercise of your options.

Switzerland

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Sole Contact and Contractual Partner Information. You acknowledge that your option, the Grant Notice, this Option Agreement and your participation in the Plan does not create any claims against the Affiliate employing you, either directly or indirectly.  To be clear: Your sole contract and sole contractual partner regarding the Plan, the Grant Notice, this Option Agreement and the granted option is the Company (i.e. Snap, Inc.) and the granted option does not form part of your contractual compensation.

Continuous Service.  Notwithstanding anything else in the Plan or the Option Agreement, the status as a service provider or Employee will be deemed to end on the date when a termination notice is issued (and not at the end of any notice period) in regard to your employment or your assignment to the Company or any Affiliate, regardless of whether the cessation of the employment or assignment was lawful, and shall not include any period notice of termination or any period of salary continuance or deemed employment or contractual relationship. As a result, if you receive notice of termination your status as a service provider or Employee will end on the date you receive such notice from the Company or the Affiliate employing you.

Securities Law Information.  The option is not intended to be publicly offered in or from Switzerland.  Because it is considered a private offering, it is not subject to securities registration in Switzerland.  Neither this document nor any other materials relating to the option and/or the underlying shares (i) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”); (ii) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an optionholder; or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (“FINMA”).

Grant of the Award.  The option granted to you is a voluntary gratuity (Gratifikation; gratification) within the meaning of Article 322d Swiss Code of Obligations (CO) as determined at the Company's sole discretion which you have no entitlement to and which does not constitute an entitlement for a grant of further options or other equities in the future.

Vesting. You acknowledge and confirm that the option grant is fully discretionary and that before the option has vested you shall not have any right in regard to such option.

Exercise Price: You herewith directly authorize the Company and the Affiliate employing you to make all (if any) to deduct the exercise price owed by you to the Company from any compensation owed to you by the Company or the Affiliate employing you, subject to any statutory limitations. If your compensation is not sufficient to cover the exercise price, you will indemnify the Company and the Affiliate employing you upon first demand.

Disability. For the avoidance of any doubt, “Disability” shall include, but not be limited to, any permanent disability as per the social security laws of Switzerland.

Social Security and Tax: You herewith directly authorize the Company and the Affiliate employing you to make all (if any) applicable social security, insurance and tax deductions resulting from the grant and/or exercise of the option or the sale of shares from any compensation owed to you by the Company, the Affiliate employing you, subject to any statutory limitations. If your compensation shall not be sufficient to cover such social security, insurance and tax liabilities, you will indemnify the Company or the Affiliate employing you upon first demand.

Cause. “Cause” shall include, but not be limited to, all reasons entitling to a summary dismissal pursuant to article 337 of the Swiss Code of Obligations (CO) and all justified reasons pursuant to article 340c para. 2 CO, without limiting the definition of Cause as outlined in the Plan. You expressly acknowledge that the

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definition of Cause as per the Plan shall include any crime or felony under Swiss laws and any breaches against your duties and in respect of the Company or the Affiliate employing you or the Affiliate to which you have been assigned to, and not only in respect of the Company.

Language Acknowledgement.  You confirm that you have read and understood the documents relating to the Plan, including the Option Agreement, with all terms and conditions included therein, which were provided in the English language only. You confirm that you have sufficient language capabilities to understand these terms and conditions in full.

Sie bestätigen, dass Sie den Plan sowie die dazugehörigen Dokumente, inklusive der Vereinbarung, mit all den darin enthaltenen Bedingungen und Voraussetzungen, welche in englischer Sprache verfasst sind, gelesen und verstanden haben. Sie bestätigen, dass Ihre Sprachkenntnisse genügend sind, um die Bedingungen und Voraussetzungen zu verstehen.

Vous confirmez que vous avez lu et compris les documents relatifs au plan, y compris la convention d'attribution, avec toutes les conditions qui y sont incluses, qui ont été fournies en langue anglaise uniquement. Vous confirmez que vous avez des capacités linguistiques suffisantes pour comprendre ces termes et conditions dans leur intégralité.

Confermate di aver letto e compreso i documenti relativi al Piano, compreso l'Accordo di opzione, con tutti i termini e le condizioni ivi inclusi, che sono stati forniti solo in lingua inglese. Confermate di avere capacità linguistiche sufficienti per comprendere appieno questi termini e condizioni.

No Right against Employer. You expressly acknowledge that you shall not have any right or claim under the Plan, the option, the Grant Notice this Option Agreement against the Affiliate employing you.  You expressly acknowledge and agrees that you only have any right and claim against the Company, i.e. Snap, Inc. as set out under the Plan and the Option Agreement.

Governing Law and Jurisdiction. You expressly acknowledge and agrees to the Governing Law and Jurisdiction clause in the Plan and the Option Agreement and accept that Swiss law does not apply and that Swiss courts do not have any jurisdiction in regard to any claims under the Plan and the Option Agreement. You expressly agree to the exclusive jurisdiction of the courts in Delaware, USA in regard to all claims resulting from the grant of the option, the Grant Notice, the Option Agreement and the Plan.

Taiwan

Data Privacy.  The following provision supplements Section 21 of the Option Agreement:

You hereby acknowledge having read and understood the terms regarding the collection, processing and transfer of the Data contained in Section 21 of the Option Agreement and, by participating in the Plan, you agree to such terms. In this regard, upon request of the Company or your employer (the “Employer”), you agree to provide any executed data privacy consent form (or any other agreements or consents that may be required by the Employer or the Company) that the Company and/or the Employer may deem necessary under applicable data privacy laws, either now or in the future. You understand that you may, from time to time, exercise any of the following rights: (1) access the Data to check and review it; (2) have a copy of the Data; (3) supplement or correct the Data; (4) demand that the Company or the Employer cease the collection, processing, or use of the Data; and (5) demand that the Company or the Employer delete the Data. You also understand that you may not be able to participate in the Plan if you fail to execute any such consent or agreement or you exercise any of the rights listed in (4) or (5) above.

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Securities Law Information.  The option and the shares of Common Stock underlying the option are available only for employees, officers, directors, contractors or consultants of the Company and its Affiliates. It is not a public offer of securities by a Taiwanese company.

Exchange Control Information.  You understand that if you are a Taiwanese resident, and the amount is TWD$500,000 or more (or its equivalent in a foreign currency) in a single foreign exchange transaction, you may need to submit a foreign exchange transaction declaration stating, among others, the purpose/nature of the remittance. The declaration should be submitted via a local remitting bank to the Central Bank of the Republic of China (Taiwan) ("CBC") for records. If any transaction is in the amount of US$500,000 or more, you must additionally provide supporting documentation to the CBC to prove the purpose/nature of the transaction. As a Taiwanese resident, you may make up to US$5 million or its equivalent in inward remittances and the same amount in outward remittances of foreign currency within a calendar year.

Ukraine

Wet signatures and electronic documents exchange. You hereby acknowledge that your acceptance of the Grant Notice shall be certified by wet signature, unless you have a separate agreement with the Company on use of electronic signatures effective prior to your acceptance of the Grant Notice. By accepting, you consent to receive and send all further documents related to, and relevant for, your participation in the Plan by electronic delivery, through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. You hereby acknowledge and consent that any authorization, approval, acknowledgement, agreement or consent affected electronically, including by any kind of electronic signature or other means of authentication, shall be valid and acceptable for the purposes of your participation in the Plan.

Securities Law and Other Compliance. The Award and the shares of Common Stock to be granted under the Plan have not been and will not be registered in Ukraine and are not intended for 'placement' or 'circulation' in Ukraine. Ukrainian residents are allowed to remit funds for purchase of foreign shares within the e-limits set by the National Bank of Ukraine for investments abroad. You are solely liable for complying with all such applicable e-limits, as well as for obtaining any and all permits, authorizations, licenses and/or approvals from, and/or make any and all notifications to, any governmental authorities in Ukraine, as may be required by any applicable laws of Ukraine, to enable you to legitimately participate in the Plan and/or receive the option. If you are prevented from paying any part of the exercise price for the shares via funds transfer due to the abovementioned e-limits, you are solely responsible, upon agreement for arranging different method of payment in order to enable you to exercise your option.

Tax.  By accepting the option and accepting the terms of the Option Agreement, you acknowledge and agree to comply with all applicable Ukrainian laws and report any income and pay any and all applicable taxes and other mandatory contributions, as required by Ukrainian laws, associated with the option, the sale of shares of Common Stock acquired under the Plan, and the receipt of any dividends paid on such shares of Common Stock. Where any payments made to you are subject to any tax withholding in the country of origin and provided that such withheld amounts may be available for you to credit against your tax liabilities in Ukraine, you are solely responsible for cooperating with the Company to procure the relevant documents to confirm the withheld tax amounts. You hereby agree and acknowledge that the Company may, in its own discretion, decide to assist you with procuring the required documents, but has no duty to do so.

Data Privacy. Section 21 of the Option Agreement shall be read as follows:

You explicitly and unambiguously acknowledge and consent to the processing, including collection, use and transfer, in electronic or other form, of your personal data as described in this

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document by and among, as applicable, your employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand and consent that the Company, its Affiliates and your employer hold certain personal information about you, including, but  not limited to, name, home address and telephone number, date of birth, social security number (or other identification number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of Common Stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, managing and administering the Plan (“Data”). You understand and consent that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, in particular in the US, and that the recipient country may have different data privacy laws providing less protections of your personal data than your country. You may request a list with the names and addresses of any potential recipients of the Data by contacting as the stock plan administrator at the Company (the “Stock Plan Administrator”). You acknowledge and consent that the recipients may receive, possess, process, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom you may elect to deposit any shares of Common Stock acquired upon the exercise of your option. You understand and agree that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Stock Plan Administrator in writing.

No Award for the Entrepreneurial Activity Statement for Employees.  If you work for the Company or its Affiliates under an employment agreement, by accepting the Award and accepting the terms of the Award Agreement you acknowledge and agree that the Award is provided to you not in connection with your entrepreneurial activity (if any conducted by you) but in connection with your Continuous Service as an employee of the Company or its Affiliate.

Language.  You confirm having read and understood the documents relating to the Plan, including the Option Agreement with all terms and conditions included therein, which were provided in the English language.  You accept the terms of those documents accordingly and do not need their translation into Ukrainian or, if needed, you will be responsible for arranging such Ukrainian translation yourself.

Ви підтверджуєте, що Ви прочитали та зрозуміли документи, що стосуються Плану, в тому числі Договір про Опціон з усіма положеннями та умовами, що в нього включені, які викладені англійською мовою. Ви приймаєте умови цих документів у відповідному вигляді та не потребуєте їх перекладу на українську мову, а в разі потреби Ви будете відповідальні за організацію такого українського перекладу самостійно

United Arab Emirates

Securities Law Information.  Participation in the Plan is being offered only to Employees, Consultants and Directors of the Company and its Affiliates, and is in the nature of providing equity incentives to those providing services in the United Arab Emirates.  The Plan and the Option Agreement are intended for distribution only to such participants and must not be delivered to, or relied on by, any other person.  You should conduct your own due diligence on the securities.  If you do not understand the contents of the Plan or the Option Agreement, you understand that you should consult an authorized financial adviser.

31.

This Option Agreement and the Plan have not been approved or licensed by the UAE Central Bank, the Securities and Commodities Authority or any other relevant licensing authorities or governmental agencies in the United Arab Emirates.  This Option Agreement is strictly private and confidential and the terms of the Option Agreement and the Plan have not been reviewed by, deposited or registered with the UAE Central Bank, the Securities and Commodities Authority or any other licensing authority or governmental agencies in the United Arab Emirates.  This offer is being issued from outside the United Arab Emirates to a limited number of employees of an Affiliate of the Company and must not be provided to any person other than the original recipient and may not be reproduced or used for any other purpose.  Further, the information contained in this Option Agreement and the Plan is not intended to lead to the issue of any securities or the conclusion of any other contract of whatsoever nature within the territory of the United Arab Emirates.

Voluntary Participation. You understand that participation in the Plan is voluntary and you confirm your voluntary acceptance of the terms and conditions contained in the documents relating to the Plan, including the Option Agreement.

Tax Consequences.  The following supplements Section 11 of the Option Agreement:

There are no personal income taxes in the United Arab Emirates at the present time. Should the United Arab Emirates (or if applicable, the Dubai Internet City Authority and/or the Dubai Creative Clusters Authority) implement income taxes at a later stage, this Option Agreement will be subject to the then prevailing laws and regulations. The Company and its Affiliates make no warranty as to the taxable status of the amounts received under this Option Agreement with respect to your home country (or such other jurisdiction worldwide) and accordingly you undertake that if the Company or an Affiliate is called upon to account to any competent tax authority for any income tax, national insurance contributions, interest and/or penalties thereon arising in respect of the payments made under this Option Agreement (the "Tax Liability"), you will immediately, upon written request of the Company or an Affiliate, pay the Tax Liability to the competent tax authority or, where the Company or an Affiliate has paid such Tax Liability, you will immediately upon written request of the Company or an Affiliate pay an amount equal to the Tax Liability to the Company or an Affiliate.

Effect on Other Employee Benefit Plans. The following supplements Section 15 of the Option Agreement:

You acknowledge that any Award shall not form part of your “basic salary” for the purposes of calculating any end of service gratuity that may be due upon the termination of your employment in the UAE.

Language Acknowledgement. You confirm having read and understood the documents relating to the Plan, including the Option Agreement, with all terms and conditions included therein, which were provided in the English language only.  You confirm that you have sufficient language capabilities to understand these terms and conditions in full.

Choice of Law and Jurisdiction: The parties to this Option Agreement and the Plan hereby agree that any disputes arising under or in connection with this Option Agreement and the Plan shall be referred to arbitration at and in accordance with the Employment Arbitration Rules of the Judicial Arbitration and Mediation Services.  The seat, or legal place, of arbitration shall be Los Angeles, California, United States of America. The number of arbitrators shall be one. The language to be used in the arbitration is English.

32.

United Kingdom

No Cash Settlement. Notwithstanding any provision of the Plan or the Option Agreement, the option may not be settled in cash.

Option Not a Service Contract. The following supplements Section 9 of the Option Agreement:

You waive all rights to compensation or damages in consequence of the termination of your office or employment with the Company or any affiliate for any reason whatsoever (whether lawful or unlawful and including, without prejudice to the foregoing, in circumstances giving rise to a claim for wrongful dismissal) in so far as those rights arise or may arise from you ceasing to hold or being able to exercise your option, or from the loss on diminution in value of any rights or entitlements in connection with the Plan.

Tax Withholding Obligations.  The following supplements Section 10 of the Option Agreement:

(d)As a condition of the exercise of your option, you therefore unconditionally and irrevocably agree:

(i)to place the Company in funds and indemnify the Company in respect of (1) all liability to UK income tax which the Company is liable to account for on your behalf directly to HM Revenue & Customs; (2) all liability to national insurance contributions which the Company is liable to account for on your behalf to HM Revenue & Customs (including secondary class 1 (employer’s) national insurance contributions for which you are liable); and (3) all liability to national insurance contributions for which the Company is liable which arises as a consequence of or in connection with your option (the “UK Tax Liability”); or

(ii)to permit the Company to sell at the best price which it can reasonably obtain such number of shares of Common Stock allocated or allotted to you following exercise as will provide the Company with an amount equal to the UK Tax Liability; and to permit the Company to withhold an amount not exceeding the UK Tax Liability from any payment made to you (including, but not limited to salary); and

(iii)if so required by the Company, and, to the extent permitted by law, to enter into a joint election or other arrangements under which the liability for all or part of such employer’s national insurance contributions liability is transferred to you; and

(iv)if so required by the Company, to enter into a joint election within Section 431 of (UK) Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) in respect of computing any tax charge on the acquisition of “restricted securities” (as defined in Section 423 and 424 of ITEPA); and

(v)to sign, promptly, all documents required by the Company to effect the terms of this provision, and references in this provision to “the Company” shall, if applicable, be construed as also referring to any Affiliate.

Acknowledgment of Forfeiture and Clawback Provisions. By accepting the option, you acknowledge being subject to the provisions of any forfeiture and claw-back policy implemented by the Company, including, without limitation, any clawback policy adopted to comply with the requirements of applicable law.

33.

34.

ATTACHMENT I

Danish Employer Statement

ARBEJDSGIVERERKLÆRING/EMPLOYER STATEMENT

I henhold til § 3, stk. 1, i lov om brug af køberet eller tegningsret m.v. i ansættelsesforhold, som ændret med virkning fra 1. januar 2019 ("Aktieoptionsloven") er du berettiget til at modtage følgende oplysninger om Snap Inc.'s ("Selskabet") optionstildeling af Aktieoptioner ("Optionstildeling") i en særskilt skriftlig erklæring. Optionstildelingen sker som følge af din ansættelse i Snap Denmark Aps.

Pursuant to section 3(1) of the Danish Act on the Use of Rights to Purchase or Subscribe for Shares etc. in Employment Relationships, as amended effective January 1, 2019 (the "Stock Option Act"), you are entitled to receive the following information regarding Snap Inc.'s (the "Company") grant of Stock Options (the "Stock Option Grant") in a separate written statement. The RSU Grant is given due to your employment at Snap Denmark Aps.

Denne erklæring indeholder kun de oplysninger, der er nævnt i loven, medens de øvrige betingelser for Optionstildelingen er detaljeret beskrevet i tildelingsdokument og tildelingsaftalen vedrørende Aktieoptioner (sammen "Tildelingsaftalen") samt i Selskabets 2017 Equity Incentive Plan. I det omfang der måtte være uoverensstemmelser mellem indholdet af denne erklæring og ovennævnte Tildelingsaftale og aktieoptionsplan, finder Tildelingsaftalen og aktieoptionsplanen anvendelse.

This statement contains the information mentioned in the Stock Option Act only, while the other conditions of the Stock Option Grant are described in detail in the Stock Option Grant Notice and the Award Agreement (together the "Award Agreement") and in the Company's 2017 Equity Incentive Plan.  In the event that there is any discrepancy between the substance put forward in this statement and the abovementioned Award Agreement and Equity Incentive Plan, the abovementioned Award Agreement and the Equity Incentive Plan shall apply.

Tidspunktet for tildeling af retten til at købe aktier	Time of grant of the right to purchase shares
Tildelingstidspunktet for Aktieoptionerne er den af Bestyrelsen godkendte dato for tildeling.	The grant date of your Stock Options is the date the Board approved for issuing grants.
Kriterier eller betingelser for tildeling af retten til senere at købe aktier	Terms or conditions for the grant of rights to future purchase of shares
Optionstildelingen er sket efter Selskabets Bestyrelses frie skøn.	The Stock Option Grant has been given at the Company's Board's discretion.

35.

	Udnyttelsesperiode	Exercise period
[	Begrænsningerne på dine Aktieoptioner vil bortfalde og de Aktieoptioner modnes over [insert vesting schedule].	The restrictions on your Stock Options will lapse and the Stock Options will vest over [insert vesting schedule] in accordance with the vesting schedule included in your Award Agreement.
	Udnyttelsespris	Exercise price
	I udnyttelsesperioden kan Aktieoptionerne udnyttes til at købe Ordinære Aktier til en kurs, som ikke kan være lavere end US$ [amount].	During the exercise period, the Stock Options can be exercised to purchase shares of Common Stock at a price per share not less than US$ [amount].
	Din retsstilling i forbindelse med fratræden	Your rights upon termination of employment

Ved din fratræden af hvilken som helst årsag (med undtagelse af Misligholdelse, død eller Handicap) kan du udnytte Aktieoptionerne (i det omfang du var berettiget til at udnytte Tildelingen på datoen for ophøret af din Fortsatte Anciennitet) inden for den periode af følgende, der tidligst ophører: (i) datoen 3 måneder efter opsigelsen af din Fortsatte Anciennitet og (ii) udløbet af Aktieoptionens løbetid som angivet i Tildelingsaftalen. Hvis du ikke efter opsigelsen af din Fortsatte Anciennitet ikke udnytter dine Aktieoptioner inden for den gældende tidsfrist ophører Aktieoptionen.

Upon your termination of employment for any reason (other than for Cause, death or Disability), you may exercise the Stock Option (to the extent that you were entitled to exercise such Award as of the date of termination of Continuous Service) within the period of time ending on the earlier of (i) the date 3 months following the termination of your Continuous Service, and (ii) the expiration of the term of the Stock Option as set forth in the Award Agreement. If, after termination of Continuous Service, you do not exercise the Stock Option within the applicable time frame, the Stock Option will terminate.

	De økonomiske aspekter af deltagelse i Tildelingen af AKTIEOPTIONER	Financial aspects of participating in the STOCK OPTIONS Grant
Tildeling af Aktieoptionerne har ingen umiddelbare økonomiske konsekvenser for dig. Værdien af optionen indgår ikke i beregningen af feriepenge, pensionsbidrag eller øvrige vederlagsafhængige ydelser.

The grant of the Stock Options has no immediate financial consequences for you. The value of the Stock Options will not be included in the calculation of holiday allowance, pension contribution or other statutory remuneration calculated on the basis of the salary.

Aktier er et finansielt instrument, og investering i aktier vil altid være forbundet med en risiko. Således afhænger gevinstmuligheden på udnyttelsestidspunktet udover Selskabets økonomiske forhold bl.a. af den generelle udvikling på aktiemarkedet.

Shares are financial instruments, and investing in shares will always be connected with a risk. Thus, the possibility of profit at the time of exercise will be dependent not only on the Company's financial development but also e.g. on the general development of the share market.

36.

Sted/place: [ * ]

Dato/date: [ * ]

________________________________________

På vegne af Selskabet/On behalf of the Company

37.

NOTICE OF EXERCISE

Snap Inc.

Attention: Stock Plan Administrator

Date of Exercise: _______________

This constitutes notice to Snap Inc. (the “Company”) under my stock option that I elect to purchase the below number of shares of Common Stock of the Company (the “Shares”) for the price set forth below.

Type of option (check one):	Nonstatutory
Stock option dated:	_______________
Number of Shares as to which option is exercised:	_______________
Shares to be issued in name of:	_______________
Total exercise price:	US$______________
Cash payment delivered herewith:	US$______________
Regulation T Program (cashless exercise):	US$______________

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the Snap Inc. Plan, Stock Option Grant Notice, Option Agreement and Appendix thereto (ii) to provide for the payment by me (in the manner designated by you) of the withholding obligation, if any, relating to the exercise of this option, and (iii) if this exercise relates to an Incentive Stock Option, to notify you in writing within fifteen (15) days after the date of any disposition of any of the Shares issued upon exercise of this option that occurs within two (2) years after the date of grant of this option or within one (1) year after such Shares are issued upon exercise of this option.

I further agree that, if required by the Company (or a representative of the underwriters) in connection with the underwritten registration of the offering of any securities of the Company under the Securities Act, I will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any shares of Common Stock or other securities of the Company for a period of one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act (or such longer period as the underwriters or the Company will request to facilitate compliance with FINRA Rule 2241 or any successor or similar rule or regulation) (the “Lock-Up Period”). I further agree to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop transfer instructions with respect to securities subject to the foregoing restrictions until the end of such period.

Very truly yours,

Name:

2.